Exhibit 10.1

LOAN AGREEMENT

between

AMERICAN BUSINESS LENDING, INC.,

a Texas corporation,

as Borrower,

and

WELLS FARGO FOOTHILL, LLC,

a Delaware limited liability company,

as Lender

$25,000,000.00	December 15, 2006

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Schedule of Documents
Exhibit D	Form of Note Sale Report
Exhibit E	Form of Letter to Accountants
Exhibit F	Form of LIBOR Notice

Schedule 1.1 (a)	Net Eligible Non-Guaranteed Notes Receivable
Schedule 1.1(b)	Net Eligible SBA Guaranteed Notes Receivable
Schedule 4.3(a)	Ownership of Real Property
Schedule 4.3(b)	Permitted Liens
Schedule 4.4	Capital Structure of Borrower
Schedule 4.8	Liabilities; Litigation
Schedule 4.20	Insurance Policies
Schedule 4.21	Schedule of Deposit Accounts
Schedule 4.23	Employment and Labor Agreements
Schedule 4.27	Intellectual Property
Schedule 7.1(q)	Key Employees

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 15th day of December, 2006, by and between AMERICAN BUSINESS LENDING, INC., a Texas corporation with its principal offices located at 1420 West Mockingbird Lane, Suite 380, Dallas, Texas 75247 (“Borrower”), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company having an office at 13727 Noel Road, Suite 1020, Dallas, Texas 75240 (“Lender”), with reference to the following facts:

RECITALS

A.            Borrower has requested that Lender provide to it a working capital facility in the maximum aggregate principal amount of up to $25,000,000, the proceeds of which Borrower will use to pay fees and expenses in connection with the closing of this Agreement and to finance SBA 7(a) Loans (as hereinafter defined) made by Borrower.

B.            Lender is willing to extend such financial accommodations to Borrower in accordance with and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, and of any extension of credit contemplated hereby, now or hereafter made by the Lender to Borrower, Borrower and Lender hereby agree as follows:

1.              GENERAL TERMS

1.1           Defined.  As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires (terms defined in the singular to have the same meaning when used in the plural and visa versa):

“Accounts” shall mean all accounts, accounts receivable, other receivables, contract rights, and notes (other than forms of obligations evidenced by chattel paper, documents or instruments), whether now owned or hereafter acquired by Borrower and whether or not earned by performance; provided, that the term Accounts shall not include the Serviced ASBA Assets; and provided further, that to the extent that such property is not part of the Collateral or ceases to be part of the Collateral, the provisions of this Agreement applicable to Accounts shall not be applicable thereto.

“Accountant” shall have the meaning ascribed to that term in Section 5.1(a).

“Account Debtor” shall mean any Person who is or who may become obligated to Borrower under, with respect to, or on account of, an Account.

“ACH Transactions” shall mean any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

“Affiliate” shall mean, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agreement” shall mean this Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Allocated Payment Portion” shall have the meaning ascribed to such term in Section 2.13(c).

“ASBA” shall mean AMRESCO SBA Holdings, Inc., a Delaware corporation, and its successors and assigns.

“ASBA Note” shall mean the Secured Note in the form of Exhibit 1.4 to the Asset Purchase Agreement, executed by Borrower in favor of ASBA in an original principal amount equal to the “Stated Amount” (as defined in the Asset Purchase Agreement) to pay part of the purchase price under the Asset Purchase Agreement and secured solely by the Serviced ASBA Assets.

“ASBA Security Agreement” shall mean the Security Agreement dated November 30, 2006, executed by Borrower in favor of ASBA to grant to ASBA a security interest in the Serviced ASBA Assets to secure the obligations of Borrower under the Asset Purchase Agreement, the ASBA Note and the ASBA Security Agreement.

“Asset Purchase Agreement” shall mean the Asset Purchase Agreement dated as of June 30, 2006, by and among NCS I, LLC, a Delaware limited liability company, and ASBA, as “Sellers,” Borrower, as the “Purchaser,” FirstCity BLC, and FirstCity Financial, and including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, pursuant to which Borrower acquired the SBA 7(a) Loan lending authority of ASBA and the Serviced ASBA Assets.

“Asset Purchase Documents” shall mean the Asset Purchase Agreement, the ASBA Note, and all other agreements, instruments, certificates, legal opinions, and other documents required to be executed or delivered in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement.

“Authorized Person” shall mean any of the President, the Chief Executive Officer, and the Treasurer of Borrower, and any other officer of Borrower from time to time designated in writing by Borrower to Lender.

“Availability” shall mean, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

“Bank Product” shall mean any financial accommodation extended to Borrower or its Subsidiaries by any Bank Product Provider (other than pursuant to this Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedging Agreements.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Lender as a result of Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider.

“Bank Product Provider” shall mean Wells Fargo or any of its Affiliates.

“Bank Product Reserves” shall mean, as of any date of determination, the amount of reserves that Lender has established (based upon the relevant Bank Product Providers’ reasonable determination of the credit exposure in respect of Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. sections 101 et seq., as the same may be modified, amended or supplemented from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term of 30 days and in an amount comparable to the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” shall mean the greater of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, or (b) seven and one-half percent (7.50%) per annum.

“Base Rate Loan” means the portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” shall mean American Business Lending, Inc., a Texas corporation, and its successors and permitted assigns.

“Borrower Allocated Payments” shall mean the proceeds of any and all checks, drafts, cash and other remittances received by Borrower in payment or on account of payment, with respect to any of the Notes Receivable, after deducting such portion that constitutes an Allocated Payment Portion, Servicing Fee (as defined in the Multi-Party Agreement), FTA’s fee or SBA fee.

“Borrowing Base Certificate” shall mean the report by Borrower with respect to calculation of the Maximum Commitment, to be substantially in the form attached as Exhibit A hereto.

“Broker-Dealer Confirmation” shall mean, with respect to any sale of an SBA Guaranteed Note Receivable, the written communication from a securities broker-dealer to Borrower confirming the date on which all funds to be paid by the purchaser of such SBA Guaranteed Note Receivable will be disbursed to FTA for the account of Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” shall mean that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Change of Control” shall mean (a) Permitted Holders cease to directly or indirectly own and control outstanding capital Stock of Borrower having at least ninety-six (96%) of the votes for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors of Borrower do not constitute Continuing Directors.

“Charges” shall mean all taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any of the assets of Borrower, or (e) and any other aspect of Borrower’s business.

“Closing Date” shall mean the first date on which all conditions precedent set forth in Section 8.1 have been satisfied in a manner acceptable to Lender or waived in writing by Lender as provided therein, which date shall be confirmed by Lender to Borrower in writing upon request.

“Closing Date Business Plan” means the set of Projections of Borrower for the three-year period following the Closing Date (on a year by year basis, and for the one year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender.

“Collateral” shall mean all of the property and interests in property described in the Security Agreement and the other Security Documents and all other property and interests in property which shall, from time to time, secure the Obligations; provided, that the term Collateral shall not include any of the Serviced ASBA Assets.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgement agreement of any lessor, lessee, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in any personal property Collateral (including, without limitation, books and records), in each case, in form and substance satisfactory to Lender.

“Collection Account” shall have the meaning ascribed to such term in Section 2.13(b).

“Compliance Certificate” shall mean the certificate evidencing Borrower’s compliance with the terms of this Agreement, to be substantially in the form attached as Exhibit B hereto.

“Continuing Directors” shall mean (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Borrower after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) thereof and whose initial assumption of office resulted from such contest or the settlement thereof.

“Default” shall mean any event that, with the passage of time, the giving of notice or both, would become an Event of Default, unless cured or waived as specifically provided in this Agreement.

“Defaulted Non-Guaranteed Notes Receivable” shall mean any Non-Guaranteed Notes Receivable with respect to which either (a) any payment of interest, principal, or other amount due thereunder from the Term Loan Debtor is more than 180 days past due, or

(b) Borrower is required to designate as a “liquidation account” in accordance with SBA Rules and Regulations.

“Delinquent Non-Guaranteed Notes Receivable” shall mean any Non-Guaranteed Notes Receivable with respect to which any payment of interest, principal, or other amount due thereunder from the Term Loan Debtor is more than 60 days past due, but which has not yet become a Defaulted Non-Guaranteed Notes Receivable.

“Designated Account” means account number 3189116431 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located at a commercial depositary bank within the United States acceptable to Lender) that has been designated as such, in writing, by Borrower to Lender.

“Designated Account Bank” means Wells Fargo Bank, N.A., ABA No. 121000248.

“Dollars” or $ shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to any Person for any fiscal period, its consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP; provided, that solely for purposes of calculating compliance with any of the financial covenants in Section 5.11, the amount determined in accordance with GAAP shall be (a) increased by the positive amount, if any, of the amortization of any premium earned over book value on any sold SBA 7(a) Loan, and (b) increased or decreased, as the case may be, by the amount of any loss or gain recognized as a result of any change in valuation of any SBA 7(a) Loan based upon market conditions to the extent required by GAAP.

“Environmental Actions” shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries or predecessors in interest to Borrower or to any of Borrower’s Subsidiaries, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries or predecessors in interest to Borrower or to any of Borrower’s Subsidiaries.

“Environmental Laws” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower or its Subsidiaries, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC § 9601 et seq.); RCRA (Resource Conservation and Recovery Act of 1976, 42 USC § 6901 et seq.); the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 300f et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42

USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act of 1970, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries are a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” shall mean the occurrence of any of the events specified in Section 7.1 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Excess Availability” shall mean the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Lender in the exercise of its reasonable (from the perspective of a secured asset-based lender in the same or similar circumstances) business judgment.

“FirstCity BLC” shall mean FirstCity Business Lending Corporation, a Texas corporation.

“FirstCity Debt” shall have the meaning ascribed to such term in Section 8.1(q).

“FirstCity Financial” shall mean FirstCity Financial Corporation, a Delaware corporation.

“FTA” shall mean Colson Services Corp., as fiscal and transfer agent for the SBA and as the SBA’s agent to hold the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, and as bailee for Lender for purposes of perfecting Lender’s security interest in the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, or any other Person designated by the SBA to perform the same or similar functions.

“Funding Losses” has the meaning set forth in Section 2.20(b)(ii).

“GAAP” shall mean the generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Authorization” shall mean any permit, license, authorization, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including any of the foregoing which relate to SBA Rules and Regulations, lender licensing, environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of Governmental Authority that exercises jurisdiction over Borrower.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreement” shall mean any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to the Revolving Loans or on other Obligations, as the case may be, under the law of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement), or law of the United States of America applicable to Lender and the Transactions that would permit Lender to contract for, charge, take, reserve or receive a greater amount of interest, than under New York (or such other jurisdiction’s) law.

“Indebtedness” shall mean (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedging Agreements, and (g) any obligation of Borrower or its Subsidiaries guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 2.19.

“Indemnified Person” shall have the meaning ascribed to such term in Section 2.19.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” shall mean, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of (i) EBITDA for such period, to (ii) total interest expense to the extent paid or required to be paid during such period, in each case determined for such Person.

“Interest Period” means with respect to each LIBOR Rate Loan, a period commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, however, that Borrower may not elect an Interest Period which will end after the scheduled Termination Date.

“Lender” shall mean Wells Fargo Foothill, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Lender Account” shall mean an account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrower to the contrary, the Lender Account shall be that certain deposit account bearing account number 4121345110 and maintained by Lender with Wells Fargo Bank, N.A.,  San Francisco, CA, ABA No. 121000248.

“Lender Expenses” means all (a) reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid or incurred by Lender, (b) reasonable fees or charges paid or incurred by Lender in connection with its transactions with Borrower and its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) provided for in Section 2.5(d)), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses of Lender related to audit examinations of Borrower’s books and records to the extent of the fees and charges (and up to the amount of any limitation) provided for in Section 2.5(d), (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower, (h)  Lender’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (i) Lender’s reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) a $1,500 fee to cover Lender’s marketing and advertising costs with respect to this Agreement and the Loan Documents.

“LIBOR Deadline” has the meaning set forth in Section 2.20(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit F.

“LIBOR Option” has the meaning set forth in Section 2.20(a).

“LIBOR Rate” means, for an Interest Period, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage or the Base LIBOR Rate.

“LIBOR Rate Loan” means that portion of the Revolving Loans that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means two and five-eighths percent (2.625%) per annum.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

“Loan Account” shall have the meaning ascribed to such term in Section 2.16.

“Loan Documents” shall mean this Agreement, the Security Documents, the Multi-Party Agreement, the Validity Agreements, and all agreements, instruments and documents, including notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, subordination agreements, trust account agreements, and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or delivered to Lender, with respect to this Agreement.

“Loan Guaranty Agreement” shall mean any Loan Guaranty Agreement (Deferred Participation) (SBA Form 750) or similar agreement in force and effect between Borrower and the SBA from time to time (including, with respect to any SBA Guaranteed Notes Receivable originated by a predecessor in interest of Borrower, SBA’s consent to Borrower’s acquisition of such SBA Guaranteed Notes Receivable.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, that can reasonably be expected in the exercise of reasonable business judgment to result in a material impairment of the ability of Borrower’s and its Subsidiaries’ ability to perform their respective obligations under the Loan Documents to which each such Person is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (b) any impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral.

“Maximum Commitment” shall have the meaning ascribed to such term in Section 2.1(b).

“Maximum Credit Line” shall mean $25,000,000, or such higher amount as Lender may agree to in its sole discretion.

“Multi-Party Agreement” shall mean the Multi-Party Agreement by and among Borrower, Lender, FTA, and the SBA, dated as of December 15, 2006, as the same may be supplemented, modified, or amended from time to time.

“Net Eligible Non-Guaranteed Notes Receivable” shall mean, at any particular time, the aggregate principal amount then outstanding of Non-Guaranteed Notes Receivable conforming to the requirements set forth in Schedule 1.1(a) as in effect at the time Borrower first makes a request for a Revolving Loan with respect thereto or Lender is first granted a Lien therein.

“Net Eligible SBA Guaranteed Notes Receivable” shall mean, at any particular time, the aggregate principal amount then outstanding of SBA Guaranteed Notes Receivable conforming to the requirements set forth in Schedule 1.1(b) as in effect at the time Borrower first makes a request for a Revolving Loan with respect thereto or Lender is first granted a Lien therein.

“Net Sale Proceeds” shall mean the proceeds payable to or for the account of Borrower from the sale of any SBA Guaranteed Notes Receivable, net of any fees or commissions payable to FTA with respect thereto.  Net Sales Proceeds shall not include any commissions payable to a broker-dealer with respect to any such sale.

“Non-Guaranteed Note Receivable” shall mean that portion of any Note Receivable that is not guaranteed by the SBA and in which Lender has been granted a first priority security interest pursuant to the Security Agreement.

“Non-Guaranteed Participation” shall mean a loan participation with respect to a Note Receivable, sold by Borrower after the Closing Date pursuant to documentation reasonably acceptable to Lender.

“Note Participation Amount” shall mean the proceeds payable to or for the account of Borrower from the sale of any Non-Guaranteed Participation, which shall be a cash amount equal to not less than 100% of the buyer’s or participant’s share of the outstanding principal amount of the Participated Note Receivable.

“Note Receivable” shall mean the obligation of any Term Loan Debtor to pay any SBA 7(a) Loan made by Borrower to such Term Loan Debtor, whether or not evidenced by a promissory note or other instrument; provided, that the term Note Receivable shall not include any Serviced ASBA Asset; and provided further, that upon Lender’s release of its Lien on a specific Note Receivable in connection with the transfer by Borrower of such Note Receivable to the trustee pursuant to a Securitization Transaction or the sale of a Non-Guaranteed Participation therein, or any other release by Lender of its Lien therein, such obligation shall cease to be considered a Note Receivable and the provisions of this Agreement shall no longer be applicable thereto.

“Note Receivable Documents” shall mean, with respect to any Note Receivable, all original documents, instruments, and chattel paper, executed or delivered to Borrower by the applicable Term Loan Debtor and evidencing such Note Receivable.

“Note Sale Reserve” shall mean, for purposes of calculating the Maximum Commitment, a reserve equal to one hundred percent (100%) of the outstanding principal amount of any SBA Guaranteed Note Receivable proposed to be sold by Borrower, which Lender may establish in the exercise of its reasonable (from the perspective of a secured asset-based lender in the same or similar circumstances) business judgment if it deems necessary or appropriate, as of the close of Lender’s business on the Business Day immediately preceding the proposed Settlement Date for such sale, to be maintained until the Business Day on which the Net Sale Proceeds payable on account of such SBA Guaranteed Note Receivable are credited against the Obligations pursuant to Section 2.13(b).

“Obligations” shall mean all loans, advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower and its Subsidiaries to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower or its Subsidiaries are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Overadvance “ shall have the meaning ascribed to such term in Section 2.7.

“Participated Notes Receivable” shall mean the Non-Guaranteed Notes Receivable in which Borrower has sold a Non-Guaranteed Participation.

“Permitted Holders” shall mean FirstCity BLC or another Subsidiary of FirstCity Financial, and, if either Charles P. Bell, Jr. or Joe N. Smith exercises their respective options existing as of the Closing Date to acquire Stock of Borrower, the Person(s) exercising such options, and trusts, limited liability companies or other estate planning vehicles established for the benefit of any of such individuals or their respective family members and in respect of which such individual either serves as trustee, manager or in a similar capacity or otherwise maintains sole control over the voting of any Stock of Borrower held in such trust or estate planning vehicle.

“Permitted Liens” shall mean (i) any Liens created pursuant to the Loan Documents for the benefit of Lender to secure the Obligations; (ii) Liens for Charges which are not yet due and payable, or claims and unfunded liabilities under ERISA not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued; (iii) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Lien shall have been duly suspended and such provision for the payment of such Lien has been made on the books of Borrower as may be required by GAAP; (iv) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States Government or any agency thereof entered into in the ordinary course of business; (v) Liens created in favor of ASBA on the Serviced ASBA Assets solely to secure payment and performance of the ASBA Note and obligations under the ASBA Security Agreement; and (vi) those Liens disclosed on Schedule 4.3(b).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to, or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Prepayment Fee” shall have the meaning ascribed to that term in Section 2.6.

“Projections” shall mean Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared in a form consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Ramp Up Period” shall mean the period commencing on the Closing Date and ending on the 365th day thereafter.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials) or into or out of any Property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by CERCLA (42 USC § 9601, et seq.).

“Reserve Percentage” means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolving Loans” shall have the meaning ascribed to such term in Section 2.1.

“SBA” shall mean the United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA Act” shall mean the Small Business Act of 1953, as in effect from time to time.

“SBA Guaranteed Note Receivable” shall mean that portion of any Note Receivable that is actually guaranteed by the SBA and in which Lender has been granted a first priority security interest as set forth in the Security Agreement.

“SBA Owned Notes Receivable” shall mean any SBA Guaranteed Notes Receivable that are from time to time owned by SBA.

“SBA Rules and Regulations” shall mean the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any Loan Guaranty Agreement, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and Official Notices, all as from time to time in effect.

“SBA 7(a) Loans” shall mean any loans made by Borrower to small businesses and partially guaranteed by SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

“SBA 7(a) Loan Notes” shall mean any promissory notes that at any time evidence SBA 7(a) Loans.

“SBA Standard Operating Procedures and Official Notices” shall mean Public Law 85-536, as amended; those Rules and Regulations, as defined in CFR 13, Part 120, “Business Loans” and CFR 13, Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information required to be delivered in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, substantially in the form attached hereto as Exhibit C.

“Schedule of Eligible Notes Receivable” shall have the meaning ascribed to such term in Section 5.1(c).

“Secondary Participation Agreement” shall mean any Secondary Participation Guaranty Agreement (SBA Form 1086) or similar agreement among Borrower, the SBA, and any purchaser or potential purchaser of any SBA Guaranteed Note Receivable from time to time.

“Securitization Notes Receivable” shall mean the Non-Guaranteed Notes Receivable sold by Borrower as part of a Securitization Transaction.

“Securitization Transaction” shall mean any securitization transaction effected after the Closing Date in a manner reasonably acceptable to Lender and through documentation in form and substance reasonably acceptable to Lender, pursuant to which Borrower sells all or a specific portion of its portfolio of Non-Guaranteed Notes Receivable by pooling and transferring them to a trust that issues and sells certificates representing, in aggregate, the entire beneficial interest in such trust.

“Security Agreement” shall mean the Security Agreement dated as of the date hereof executed by Borrower for the benefit of Lender.

“Security Documents” shall mean the Security Agreement, mortgages, deeds of trust, financing statements, and any and all other agreements or instruments now or hereafter executed and delivered by Borrower or any other Person in connection with, or as security for the payment or performance of the Revolving Loans or any of the other Obligations, as such agreements may be amended or supplemented from time to time.

“Serviced ASBA Assets” shall mean (i) the unguaranteed portions of any

SBA-guaranteed note receivable originated by ASBA and transferred to Borrower pursuant to the Asset Purchase Agreement and being serviced as of the Closing Date by Business Loan Center, Inc. as Subservicer pursuant to that certain Lenders Service Provider Agreement, dated as of October 30, 2002, between Business Loan Center, LLC and ASBA (as amended from time to time and assigned by ASBA to Borrower as part of the Asset Purchase Documents), and applicable SBA Rules and Regulations, and (ii) excepting only the “SBLC License” (as defined in the Asset Purchase Agreement), any other “Transferred Assets” (as defined in the Asset Purchase Agreement) transferred by ASBA to Borrower pursuant to the Asset Purchase Agreement, and (iii) all proceeds of the property described in clauses (i) and (ii) above.

“Servicer” shall mean FirstCity Servicing Corporation, as the provider of the loan operations support services described in the Servicing Agreement, or such successor provider of such services appointed with the written consent of both Borrower and Lender.

“Servicer Account” shall have the meaning ascribed to such term in Section 2.13(a).

“Servicing Agreement” shall mean the Loan Operations, Administrative and General Services Agreement by and between Borrower, Lender, and FirstCity Servicing Corporation, pursuant to which FirstCity Servicing Corporation will provide certain loan operations and administrative and support services for Borrower’s ongoing business operations.

“Settlement Date” shall mean the date specified for the settlement of the sale of any SBA Guaranteed Note Receivable pursuant to a Broker-Dealer Confirmation.

“Sold Notes Receivable” shall mean the SBA Guaranteed Notes Receivable sold by Borrower to purchasers in the secondary market.

“Solvent” shall mean, with respect to any Person, (a) the present fair value of such Person’s assets is in excess of the total amount of such Person’s liabilities (including formerly contingent liabilities that have become due), (b) such Person is able to pay its debts as they become due, and (c) such Person does not have unreasonably small capital to carry on its business.

“Stock” shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” shall mean any Indebtedness of Borrower that is subordinated in a manner satisfactory in form and substance to Lender as to right and time of payment of principal and interest thereon to any and all of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” shall mean a subordination agreement executed and delivered by Borrower, Lender and the holder(s) of Subordinated Debt, providing for (i) subordination to the Obligations of Subordinated Debt owing to such holder(s), (ii) subordination to Lender’s Liens of any and all Liens securing such Subordinated Debt, and

(iii) such other matters in respect thereof, including without limitation limitations in respect of the exercise of remedies against Borrower or the Collateral, as may be required by Lender, all in form and substance satisfactory to Lender.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Tangible Net Worth” shall mean, as of any date of determination, the result of (a) the sum of (i) Borrower’s total stockholder’s equity (including retained earnings) plus (ii) Subordinated Debt, plus (iii) the FirstCity Debt, minus (b) the sum of (i) all Intangible Assets of Borrower plus (ii) all amounts due to Borrower (including its Subsidiaries) from its Affiliates.  Notwithstanding any contrary treatment that may apply under GAAP, for purposes of the definition of Tangible Net Worth, all assets acquired from ASBA pursuant to the Asset Purchase Agreement and included in the assets of Borrower (including the value of Borrower’s license to make SBA 7(a) Loans) will be treated as tangible assets.

“Term Loan Debtor” shall mean any Person, other than the SBA, who is or may become obligated to Borrower under an SBA 7(a) Loan.

“Termination Date” shall mean the earliest of: (a) December 14, 2009 (unless a later date is agreed to in writing by Borrower and Lender); (b) the date that Borrower elects to terminate this Agreement and repays the Obligations in full in accordance with the terms of Section 2.6; and (c) the date Lender elects to terminate Borrower’s right to receive Revolving Loans in accordance with Section 7.2.

“Transactions” shall mean the transactions provided for in and contemplated by this Agreement and the other Loan Documents.

“UCC” shall mean the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection or the effect of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other Loan Documents and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern.

“Validity Agreement” shall mean a Validity Agreement executed and delivered by a Validity Certifier, in form and substance satisfactory to Lender.

“Validity Certifier” shall mean each of the Chief Executive Officer, the President, and the Treasurer of Borrower.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

1.2           Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, except where such principles are inconsistent with the specific requirements of this Agreement (such as with respect to the calculation of EBITDA for purposes of determining the Interest Coverage Ratio).

1.3           UCC Terms.  Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein.  All UCC definitions referenced in Section 1.1 or this Section 1.3 are incorporated herein by reference.

1.4           Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any reference to a “Section”, “Exhibit”, “Article” or “Schedule” shall refer to the relevant Section or Article of or Exhibit or Schedule to this Agreement, unless specifically indicated to the contrary.  Any pronoun used shall be deemed to cover all genders.  The term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

2.              AMOUNT AND TERMS OF LOAN

2.1           The Loans and Commitments.

(a)           General.  Subject to the terms and conditions set forth herein and relying on the representations and warranties contained in this Agreement, Lender hereby agrees that it will make available to Borrower, from time to time prior to the Termination Date and so long as no Default or Event of Default has occurred and is continuing, advances pursuant to Section 2.2 (collectively, the “Revolving Loans”), and Borrower may make borrowings, payments, and reborrowings in respect thereof.  If Lender makes advances to Borrower from such line of credit, all advances shall be repayable as provided in Sections 2.12 and 2.13, and shall be used by Borrower only for the purposes specified in Section 2.10 and consistent with all applicable laws and statutes.

(b)           Maximum Commitment.  The aggregate outstanding principal amount of the Revolving Loans made to Borrower at any one time (the “Maximum Commitment”) shall not exceed the lesser of:

(i)            the Maximum Credit Line; or

(ii)           the amount by which (A) the sum of (1) up to one hundred percent (100%) of the Net Eligible SBA Guaranteed Notes Receivable, plus (2) up to eighty percent (80%) of the Net Eligible Non-Guaranteed Notes Receivable, exceeds (B) the sum of (1) the Bank Products Reserves, plus (2) the aggregate amount, if any, of Note Sale Reserves then established and outstanding, plus (3) the aggregate amount of any other reserves established by Lender pursuant to Section 2.1(c).

(c)           Reserves.  Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in the exercise of its reasonable (from the perspective of a secured asset-based lender in the same or similar circumstances) business judgment shall deem necessary or appropriate or in the event of a Material Adverse Change, against the amount of Revolving Loans available hereunder, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule 4.3(b) that is specifically identified thereon as entitled to have priority over Lender’s Liens), which Lien or trust Lender, in the exercise of its reasonable (from the perspective of a secured asset-based lender in the same or similar circumstances) business judgment, believes likely would have a priority superior to Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.  Lender will use reasonable efforts to inform Borrower of any such reserves within five Business Days after establishing same; provided, that Lender shall have no liability for any delay or failure in doing so and any delay or failure to do so shall not impair any of Lender’s rights or Borrower’s obligations under the Loan Documents.  In addition to the foregoing, Lender and its real estate valuation advisor shall have the right to determine the value of any property securing an SBA 7(a) Loan during each calendar quarter for the purpose of redetermining the fair market value of the collateral securing such SBA 7(a) Loan and, as a result, redetermining the appropriate advance rate for the Non-Guaranteed Note Receivable portion thereof.

2.2           Notice of Borrowing; Disbursement of Advances.

(a)           Notice.  The amount and date of each advance hereunder shall be designated by Borrower’s execution of and delivery to Lender of a Borrowing Base Certificate that includes Borrower’s request for a new advance, by no later than 10:00 a.m. (California Time) on the proposed funding date.

(b)           Disbursement.  Upon receipt of a Borrowing Base Certificate pursuant to Section 2.2(a) and satisfaction of all of the other conditions precedent set forth in Article 8, subject to the provisions of, and satisfaction of the conditions set forth in, Section 2.1, Lender shall, on or after the Closing Date, make advances to Borrower on a revolving basis up to a maximum aggregate outstanding principal amount equal to the Maximum Commitment.

(c)           Designated Account.  Lender is authorized to make the Revolving Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.12.  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrower, any Revolving Loan requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

2.3           Interest Rate.

(a)           Except as provided to the contrary in Section 2.20(a), Borrower shall pay interest to Lender (i) monthly in arrears commencing on the first Business Day of the month next succeeding the month in which the Closing Date falls, and on the first Business Day of each subsequent calendar month, (ii) on the Termination Date, and (iii) if any interest accrues or remains payable after the Termination Date, or during the continuance of an Event of Default, upon demand by Lender.

(b)           Interest shall accrue on the Revolving Loans at a rate equal to (i) in the case of a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Margin; (ii) in the case of a Base Rate Loan, at a floating per annum rate equal to the Base Rate; and (iii) otherwise, at a floating per annum rate equal to the Base Rate.

(c)           All computations of interest shall be made by Lender on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such interest is payable.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.  Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

(d)           After and during the continuation of an Event of Default beyond the applicable cure period, and at the sole discretion of Lender, the interest rate on the Revolving Loans shall be increased by four percentage points (4.0%) per annum above the rate that would otherwise apply pursuant to Section 2.3(b).  To the extent that any change in the Highest Lawful Rate would affect the interest rate in effect hereunder, then the interest rate hereunder shall be adjusted on the effective date of such change in order to reflect such change in the Highest Lawful Rate.

2.4           Computation.

(a)           In no event shall the interest rate(s) on the Revolving Loans exceed the Highest Lawful Rate.  In the event that the interest rate(s) on the Revolving Loans would, without giving effect to the previous sentence, exceed the Highest Lawful Rate under the terms of this Agreement, then, should any interest payable hereunder thereafter fall below the Highest Lawful Rate, interest shall continue to accrue at the Highest Lawful Rate until such time as Lender has received an amount of interest equal to what Lender would have received but for the operation of this Section 2.4(a), at which time the interest payable shall again accrue at the rate(s) otherwise provided for under Section 2.3 until such rate(s) under Section 2.3 again exceeds the Highest Lawful Rate, in which event the terms of this Section 2.4(a) shall again apply.

(b)           In the event that at maturity or final payment of the Revolving Loans, the total amount of interest paid or accrued thereon is, due to the operation of Section 2.4(a), less than the total amount of interest which would have accrued if the rate(s) otherwise provided for under Section 2.3 had at all times been in effect, then Borrower agrees, to the fullest extent permitted by law, to pay to Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on the Revolving Loans if the Highest Lawful Rate had at all times been in effect or (ii) the amount of interest which would have accrued on the Revolving Loans if the rate(s) otherwise provided for under Section 2.3 had at all times been in effect, and (b) the amount of interest otherwise accrued on the Revolving Loans in accordance with the provisions of Section 2.3 and this Section 2.4.

2.5           Fees.

(a)           Closing Fee.  Borrower agrees to pay to Lender as consideration for Lender agreeing to enter into this Agreement a closing fee, which Borrower acknowledges shall have been fully earned and non-refundable by Lender on the Closing Date, in an amount equal to one-half of one percent (0.50%) of the Maximum Credit Line.  Sixty-Two Thousand Five Hundred Dollars ($62,500) of such closing fee shall be due and payable on the Closing Date and the remaining Sixty-Two Thousand Five Hundred Dollars ($62,500) of such closing fee shall be due and payable on the first anniversary of the Closing Date; provided, however, that upon the termination of this Agreement prior to the first anniversary of the Closing Date the entire unpaid amount of the closing fee shall be immediately due and payable.

(b)           Unused Credit Line Fee.  Borrower agrees to pay to Lender, commencing on the first anniversary of the Closing Date, in arrears on the first Business Day of each month and on the Termination Date, a facility fee for Borrower’s non-use of the available Maximum Credit Line after the end of the Ramp Up Period in an amount equal to one-quarter of one percent (0.25%) per annum of the average daily difference during the month in question (or portion thereof) between (i) the Maximum Credit Line and (ii) the aggregate outstanding principal amount of the Revolving Loans for such month (or portion thereof).

(c)           Loan Administration Fees.  Borrower agrees to pay to Lender, in arrears on the first Business Day of each month for the prior month (or portion thereof), commencing on the first Business Day of the eleventh month after the month in which the Closing Date occurs and on the Termination Date, a fully-earned and non-refundable monthly loan administration fee of One Thousand Five Hundred Dollars ($1,500) for each month (or portion thereof) that this Agreement is in effect.

(d)           Audit, Appraisal and Valuation Charges; Establishment of Electronic Collateral Reporting.  Borrower agrees to pay Lender audit, appraisal, and valuation fees and charges as follows (i) a fee of $1,000 per day, per auditor, plus reasonable out-of-pocket expenses for each financial audit of Borrower performed by personnel employed or contracted by Lender, which audits shall be conducted at Borrower’s expense as frequently as Lender shall determine (provided that so long as no Default or Event of Default has occurred and is continuing, Borrower will not be charged for more than four financial audits in any calendar year), (ii) a fee of $1,500 per day per appraiser, plus reasonable out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ Collateral or business valuation, performed by personnel employed by or contracted by Lender (provided that so long as no Default or Event of Default has occurred and is continuing, Borrower will not be charged for more than four appraisals in any calendar year), (iii) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons (A) to perform any of the work described in clauses (i) or (ii) above for which Borrower is liable, or (B) to perform the quarterly real estate valuations referred to in Section 2.1(c), and (d) a one-time set-up fee of $5,000 for the establishment of electronic collateral reporting systems (with such systems to be administered and maintained by Lender).

2.6           Borrower’s Termination of Agreement.  Upon at least 90 days prior written notice to Lender, Borrower may, at its option, terminate only the entirety of this Agreement and not any single section thereof.  In order for such termination by Borrower to become effective, Borrower shall, on or before such termination date, pay to Lender all of the then outstanding Obligations;

provided, that if Borrower terminates this Agreement within any of the time periods listed below, or if this Agreement is terminated pursuant to Section 7.2, then Borrower shall also pay to Lender, as liquidated damages for the loss of the bargain and not as a penalty, a prepayment premium equal to the following amounts (the “Prepayment Fee”):

If Prepayment is Made
Between the Following
Dates, Inclusive:	The Premium Shall Be:

Closing Date to	Three percent (3.0%) of the
December 14, 2007	Maximum Credit Line

December 15, 2007 to	Two percent (2.0%) of the
December 14, 2008	Maximum Credit Line

December 15, 2008 to	One percent (1.0%) of the
December 13, 2009	Maximum Credit Line

provided, however, that the applicable Prepayment Fee would not be payable by Borrower if (a) Lender requests in writing that Borrower obtain alternative financing for any reason other than the occurrence of a Default or an Event of Default and, within 90 days of such request by Lender, Borrower terminates this Agreement and repays all of the outstanding Obligations in full, or (b) Lender’s loan facility is fully utilized and Borrower has given Lender written notice of its desire to increase the Maximum Credit Line by a commercially reasonable amount under the same terms and conditions provided by Lender as of the Closing Date (including a proportional incremental closing fee based on the amount of such increase in the Maximum Credit Line), and Lender declines to provide such increase in the Maximum Credit Line.

2.7           Overadvances.  If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to Lender pursuant to Section 2.1 is greater than either the Dollar or percentage limitations set forth in Section 2.1, (an “Overadvance”), Borrower promptly shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.15.  In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.8           Crediting Payments.  The receipt of any payment item by Lender (whether from transfers to Lender from the Servicer Account, from the Collection Account, or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Lender Account on a day that is not a Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by

Lender as of the opening of business on the immediately following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

2.9           All Loans to Constitute One Loan.  Notwithstanding the limitations on the Maximum Credit Line set forth in Section 2.1, all advances made by Lender to Borrower under this Agreement and the other Loan Documents shall constitute one loan to Borrower and all Obligations of Borrower under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured by Lender’s security interest in all the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now, or at any time hereafter granted to or obtained by Lender with respect to any property or assets of Borrower.  All of the rights of Lender set forth in this Agreement shall apply to any modification of or supplement to this Agreement and the other Loan Documents.

2.10         Loan Purpose.  Borrower shall use the advances provided for hereunder solely for the purpose of paying fees and expenses in connection with the closing of this Agreement and financing SBA 7(a) Loans made by Borrower.  Borrower’s use of such advances shall be only for legal purposes permitted by Borrower’s organizational documents or otherwise authorized by appropriate corporate action, consistent with the Multi-Party Agreement and all applicable laws, statutes and regulations.

2.11         Term of Agreement; Survival of Certain Obligations.  Subject to Lender’s right to cease making advances to Borrower, as set forth in Section 7.2 or as otherwise specifically set forth in this Agreement, the provisions of this Agreement shall be in effect until the Termination Date; provided, that in the event of a prepayment of the entire principal amount then outstanding under the Revolving Loans prior to the Termination Date, Borrower shall simultaneously therewith pay to Lender, in immediately available funds, all outstanding Obligations in full, in accordance with the terms of the agreements creating and instruments evidencing such Obligations, together with the Prepayment Fee, if any, payable pursuant to Section 2.6; and provided further, that from and after any Termination Date until full payment of the Obligations, Lender shall retain all rights and remedies provided under this Agreement and each of the other Loan Documents.  Except as otherwise expressly provided for in this Agreement and in the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement or the other Loan Documents shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender relating to (a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral, or (c) any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the other Loan Documents.  All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation and be effective until the full and final payment of the Obligations, at which time Lender shall take all reasonable steps deemed necessary by Borrower to effect the release of Lender’s Liens; provided, that all indemnity claims of Lender under the Loan Documents shall survive such full and final payment.

2.12         Payment Procedure.  Except as otherwise provided in Section 2.13, all payments to Lender shall be payable at Lender’s address set forth above or at such other place or places as Lender may designate from time to time in writing to Borrower.  That portion of the Obligations consisting of:

(a)           interest payable pursuant to this Agreement shall be due on the first Business Day of each month (for the preceding month), and shall be charged through the last calendar day of each month;

(b)           costs, fees and expenses payable pursuant to this Agreement shall be payable as and when provided in this Agreement and, if not specified, on demand;

(c)           principal payable pursuant to this Agreement shall be due and payable to the extent and on the date of any collections of the Collateral or from any other source, to the extent consisting of cleared funds, except to the extent such collections are applied to other Obligations; and

(d)           the balance of the Obligations, if any, shall be payable as and when provided in this Agreement or the other Loan Documents and, if not specified, on the Termination Date.

Except as otherwise expressly provided herein, all payments by Borrower shall be made to the Lender Account in accordance with and shall be credited as provided in Section 2.8.  Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge the above payments and all other payments due and payable with respect to the Obligations (including all fees and costs provided for in Section 2.20 and any amounts due and payable to any Bank Product Provider in respect of Bank Products) to Borrower’s Loan Account, which amounts thereafter shall constitute Revolving Loans hereunder and shall accrue interest at the rate then applicable to Revolving Loans hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Revolving Loans hereunder and shall accrue interest at the rate then applicable to Revolving Loans hereunder.

2.13         Collection of Borrower’s Loans and Payments.

(a)           Servicer Account.  Borrower shall, or shall cause Servicer to, maintain a depository account, at Wells Fargo or another depository reasonably acceptable to Lender, in Borrower’s capacity as servicer for the purchasers or beneficiaries of the Sold Notes Receivable, the Securitization Notes Receivable, the Participated Notes Receivable, and the SBA Owned Notes Receivables, and, to the extent of Borrower’s retained interest in any such Notes Receivable, Lender (the “Servicer Account”).  The agreement(s) governing the Servicer Account must be in form and substance reasonably satisfactory to Lender and Borrower.  Borrower shall deposit in the Servicer Account any and all checks, drafts, cash and other remittances received by Borrower in payment or on account of payment, with respect to any of the Notes Receivable; provided, that (i) Borrower shall (A) cause each purchaser of a Sold Note Receivable to instruct FTA to deposit by wire transfer to the Collection Account all Net Sale Proceeds for such Sold Note Receivable upon the receipt thereof by FTA, and (B) cause the depository holding the Collection Account to advise Borrower and Lender of such deposit, and (ii) Borrower shall cause payment of all Note Participation Amounts to be made directly to the Collection Account.  The deposits made in the Servicer Account shall be deposited in precisely the form received, except for the endorsements of Borrower where necessary to permit the collection of any such payments, which endorsements Borrower hereby agrees to make.  All checks, drafts, cash and other remittances received by Borrower with respect to the Serviced ASBA Assets shall not be deposited in the Servicer Account, but shall instead be deposited in separate accounts maintained by Borrower for the benefit of ASBA.

(b)           Collection Account; Transfers to Lender Account.  Borrower shall establish a bank account in Borrower’s name with the same bank or institution at which the Servicer Account is located, from which Lender alone has power of access and withdrawal except to such limited extent as may otherwise be provided in the agreement(s) governing such account, which must be in form and substance reasonably satisfactory to Lender and Borrower (the “Collection Account”).  Borrower shall, or shall cause Servicer to, transfer to the Collection Account from the Servicer Account all Borrower Allocated Payments within one Business Day of receipt of cleared funds.  The agreement governing the Collection Account will provide for the transfer on each Business Day, in immediately available funds, of all available funds in the Collection Account to the Lender Account.  Any such funds transferred to the Lender Account shall be credited against the Obligations in accordance with Section 2.8.

(c)           Allocation of Payments Received.  Promptly after becoming available and in any event within five Business Days after the end of each month, or more frequently as may be reasonably requested by Lender (and, if an Event of Default has occurred and is continuing, such request may be made as often as daily), Borrower shall, or shall cause Servicer to, deliver to Lender information detailing, with respect to each deposit made into the Servicer Account, the specific Note Receivable to which such deposit relates and (i) the amount, if any, of such deposit that relates to a Sold Note Receivable and that Borrower has determined is payable to FTA for the benefit of the purchaser of such Sold Note Receivable, (ii) the amount, if any, of such deposit that relates to a Securitization Note Receivable and that Borrower has determined must be transferred to the trustee or holders of the certificates issued pursuant to a Securitization Transaction, (iii) the amount, if any, of such deposit that relates to a Participated Note Receivable and that Borrower has determined is payable to the purchaser of such Participated Note Receivable, (iv) the amount, if any, of such deposit that relates to a SBA Owned Note Receivable and that Borrower has determined is payable to SBA (any such amount described in clauses (i), (ii), (iii), or (iv) above being the “Allocated Payment Portion”), and (v) the amount of such deposit that relates to Borrower’s retained interest in a Note Receivable and that Borrower has determined is payable to Borrower.  The portion payable to Borrower of each amount originally deposited in the Servicer Account and constituting a Borrower Allocated Payment shall be held by Borrower for the benefit of Lender, and Borrower shall, or shall cause Servicer to, cause any such portion to be transferred to the Collection Account within one Business Day after receipt of cleared funds.

(d)           Application of Borrower Allocated Payments.  Subject to Section 2.13(b), all Borrower Allocated Payments shall be applied to the outstanding Obligations in the order in which they are deposited in the Collection Account.  Prior to deposit into the Collection Account or the Servicer Account in the manner required by this Agreement, Borrower shall not commingle any Borrower Allocated Payments with any of its other funds or property, but shall hold them separate and apart therefrom in trust and for the account of, and as the property of, Lender.  Subject to the provisions of Section 2.14 hereof and the Multi-Party Agreement, Lender may revoke the collection rights of Borrower by either giving notice of its assignment of, and lien on, the Collateral to the Term Loan Debtors or giving notice of such revocation to Borrower.

(e)           Borrower as Servicer.  Borrower shall, or shall cause Servicer to, at Borrower’s own expense service all of the Notes Receivable, including (i) the billing, posting and maintaining of complete records applicable thereto, and (ii) subject to applicable SBA Rules and Regulations, the taking of such action with respect thereto as Borrower may deem advisable.  Borrower agrees to pay to Lender any and all reasonable fees, costs and expenses incurred in connection with opening and maintaining the Collection Account, the Servicer Account, and any other collection arrangement described above.

2.14         Collections; Lender’s Right to Notify Account Debtors.  Subject to the Multi-Party Agreement, obtaining the SBA’s prior written consent and applicable SBA Rules and Regulations, and the rights of purchasers of the Serviced ASBA Assets, the Sold Notes Receivable, the Securitization Notes Receivable and the Participated Notes Receivable, and the rights of ASBA and other third parties with respect to the Serviced ASBA Assets, Borrower hereby:

(a)           authorizes Lender, now and at any time or times hereafter, whether or not a Default or an Event of Default has occurred, to open Borrower’s mail and collect any and all amounts due to Borrower from Account Debtors; provided, that Lender shall use commercially reasonable efforts not to open Borrower’s private, personal or confidential mail that does not, on its face, relate to the Collateral or the Account Debtors;

(b)           authorizes Lender, at any time after the occurrence of a Default or an Event of Default, (i) to notify any or all Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein (and Borrower agrees that any such notice, in Lender’s sole discretion, may be sent on Borrower’s stationery and, upon request of Lender, Borrower shall co-sign such notice with Lender) and (ii) to direct such Account Debtors to make all payments due from them to Borrower upon the Accounts directly to Lender or to the Collection Account or the Servicer Account; and

(c)           irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) to endorse Borrower’s name on any checks, notes, drafts, or any other form of payment relating to the Collateral or proceeds of the Collateral that come into Lender’s possession or under Lender’s control.

2.15         Application of Payments.  Except to the extent otherwise specifically provided in Section 2.13(c) or some other provision of the Loan Documents, all payments by or for the account of Borrower (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Notes Receivable or other Collateral received by Lender, shall be applied as follows:

(a)           first, to pay any Lender Expenses then due under the Loan Documents, until paid in full,

(b)           second, to pay any fees (other than Lender Expenses) then due to Lender under the Loan Documents until paid in full,

(c)           third, to pay interest due in respect of the Revolving Loans until paid in full,

(d)           fourth, so long as no Event of Default has occurred and is continuing, and at Lender’s election (which election Lender agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products until paid in full,

(e)           fifth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Revolving Loans until paid in full,

(f)            sixth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Revolving Loans until paid in full, and (ii) for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

(g)           seventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to be held by Lender for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Lender as the amount necessary to secure Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products) until paid in full, and

(h)           eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable laws.

2.16         Maintenance of Loan Account; Statement of Obligations.  Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Revolving Loans made by Lender to Borrower or for Borrower’s account, and with all other payment Obligations (except for Bank Product Obligations) hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Lender Account.  Lender shall render to Borrower on a monthly basis written statements (which may be transmitted electronically) regarding the Loan Account, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.17         Business Days.  If any payment on the Revolving Loans or any other payment due hereunder becomes due and payable on a day other than a Business Day, then for all purposes of the Loan Documents, the maturity of such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

2.18         Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by

Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s commitments hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof.  Following receipt of such notice (a “Cost Notice”), Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Lender may use any reasonable averaging and attribution methods.  If Borrower’s payment of such amount results in the occurrence of an Event of Default under Section 5.11 that would not have occurred but for the payment of such amount, then Lender shall waive such Event of Default.  Notwithstanding the foregoing, if Borrower receives a Cost Notice after the first anniversary of the Closing Date that relates to events that are not equally applicable to substantially all banks located in the continental United States of America, and if Borrower provides written notice (a “Replacement Notice”) to Lender within 30 days after receiving such Cost Notice, Borrower may thereafter terminate this Agreement and pay all of the Obligations within 60 days of the date of such Replacement Notice without payment of any Prepayment Fee; provided, however, that if Lender withdraws the Cost Notice within 30 days of its receipt of the Replacement Notice, Borrower shall not be entitled to terminate this Agreement without payment of any Prepayment Fee that might otherwise be applicable.

2.19         Indemnification.  Borrower shall pay, indemnify, defend, and hold Lender and Lender’s Affiliates, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 2.19 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have either (i) resulted from the gross negligence or willful misconduct of such Indemnified Person, or (ii) arisen in connection with a suit, action or other legal proceeding in which (A) the Borrower alleges a breach by such Indemnified Person of its express obligations under this Agreement or the other Loan Documents, and (B) such court has entered a final, non-appealable judgment or order in favor of Borrower containing a specific finding that Borrower is the prevailing party with respect to such alleged breach.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH ARE IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

2.20         LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the first calendar day after the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the first calendar day after the end of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)           LIBOR Election.

(i)            Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (California time) on the same day.

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the first calendar day after the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall be deemed to equal the amount determined by Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.20 shall be conclusive absent manifest error.

(iii)          Borrower shall have not more than one LIBOR Rate Loan in effect at any given time.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans in minimum amounts of $1,000,000 and integral multiples of $1,000,000.

(c)           Prepayments.  Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Borrower’s collections of Notes Receivable in accordance with Section 2.13 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)           Special Provisions Applicable to LIBOR Rate.

(i)            The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (A) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based upon the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (A) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and

(B) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based upon the LIBOR Rate.  The provisions of this Section shall apply as if Lender had match funded any Obligation as to which interest is accruing at based upon the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

3.              SECURITY

3.1           Borrower’s Obligations.  The Obligations of Borrower to pay all sums due to Lender and to perform all other covenants and agreements under this Agreement and the other Loan Documents to which Borrower is a party, shall be secured to the extent provided by the Security Documents.

3.2           Further Assurances.  Provided that such action would not violate applicable SBA Rules and Regulations, Borrower shall, at its sole cost and expense, execute and deliver to Lender all such further documents, instruments and agreements and agree to perform all such other acts which may be reasonably required in the opinion of Lender to enable Lender to exercise and enforce its rights as the secured party or beneficiary under the Security Documents.  To the extent permitted by applicable law, Borrower hereby authorizes Lender to file financing statements and continuation statements with respect to the security interests granted under the Security Documents in favor of Lender and to execute such financing statements and continuation statements on behalf of Borrower.

4.              REPRESENTATIONS AND WARRANTIES

In order to induce Lender to provide the financial accommodations to Borrower provided for herein and in the other Loan Documents, Borrower makes the following warranties and representations to Lender, each of which will be correct and true as of the Closing Date and on the date that each advance is requested by Borrower:

4.1           Corporate Existence.  Borrower (i) is a corporation duly organized, legally existing and in good standing under the laws of the State of Texas, (ii) is duly qualified or licensed to do business in all other jurisdictions wherein the business transacted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Change; (iii) has the requisite power and authority and the legal right to conduct its business as now, heretofore and proposed to be conducted; and (iv) is in compliance with its Certificate of Formation and By-Laws.

4.2           Corporate Power and Authorization.  Borrower is duly authorized and empowered to borrow the Revolving Loans; and Borrower is duly authorized and empowered to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party; and all corporate action on Borrower’s part requisite for the due execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party has been duly and effectively taken.

4.3           Ownership of Property; Permitted Liens.

(a)           Except as set forth in Schedule 4.3(a), and except for fixtures and improvements, or real estate that Borrower has received in connection with the enforcement of its rights under any Note Receivable, in which Borrower has good and indefeasible title, Borrower does not own any real property and is not a lessor or lessee under any lease other than those leases that have been previously disclosed to Lender.

(b)           Except for the Permitted Liens, no Property of Borrower pledged to Lender hereunder is subject to any Lien.

4.4           Capital Structure.  The number and nature of all outstanding securities of Borrower is set forth on Schedule 4.4.  All such shares have been duly issued and are fully paid and non-assessable.  There are not outstanding any options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any securities or obligations convertible into, or any powers of attorney relating to, shares of the capital Stock of Borrower, except as set forth on Schedule 4.4.  Except as set forth on Schedule 4.4, there are no outstanding agreements or instruments known to Borrower that are binding upon any of Borrower’s shareholders relating to the ownership of its shares of capital Stock.

4.5           Binding Obligations.  This Agreement does, and the other Loan Documents to which Borrower is a party upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, enforceable in accordance with their terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally or by principles of equity pertaining to the availability of equitable remedies.

4.6           No Legal Bar; No Lien.

(a)           This Agreement and each of the other Loan Documents to which Borrower is a party do not and will not violate any provisions of its Certificate of Formation or By-Laws, or any contract, agreement, instrument or Governmental Requirement to which Borrower is subject.

(b)           Neither the execution, delivery, nor performance of this Agreement or the other Loan Documents shall create, or constitute cause for the creation of, any Lien on any asset of Borrower, other than the Liens granted in favor of Lender.

4.7           No Consent.  Except for the consent of the SBA provided under the Multi-Party Agreement, Borrower’s execution, delivery and performance of this Agreement and each of the Loan Documents to which it is a party do not require the consent or approval of any other Person (unless such consent has otherwise been obtained), including any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of the United States of America or any state thereof.

4.8           Liabilities; Litigation.  Borrower does not have, as of the Closing Date, any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed in Schedule 4.8.  Except as disclosed in Schedule 4.8, as of the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the actual knowledge of Borrower, threatened against or affecting Borrower that could reasonably be expected to result in a Material Adverse Change.

4.9           Taxes; Governmental Charges.  As of the Closing Date or the date each advance is requested by Borrower, as applicable,  Borrower has filed all tax returns and reports required to be filed prior to such date and has paid all taxes, assessments, fees and other governmental charges levied upon it or its income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

4.10         Defaults.  Borrower is not in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any debt of Borrower, or under any material agreement or instrument to which Borrower is a party or by which it is bound or which could reasonably be expected to result in a Material Adverse Change.  No Default or Event of Default hereunder has occurred and is continuing.

4.11         Use of Proceeds; Margin Stock.  The proceeds of the Revolving Loans will be used by Borrower for the purposes set forth in Section 2.10.  None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks.  Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any of the other Loan Documents to violate Regulations T, U or X, or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

4.12         Compliance with the Law.

(a)           Borrower is not in violation of any Governmental Requirement.

(b)           Borrower has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the conduct of its business, which violation or failure could reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, Borrower has obtained the Loan Guaranty Agreement and has complied and will continue to comply with all statutory, and other regulatory requirements necessary to obtain and maintain the Loan Guaranty Agreement.

4.13         ERISA.  Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of Borrower.

4.14         Complete Disclosure.  All factual information furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this

Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrower’s good faith best estimate of its future performance for the periods covered thereby.

4.15         Investment Company Act.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.16         No Financing of Corporate Takeovers.  No proceeds of any advances hereunder will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, including, Sections 13(d) and 14(d) thereof.

4.17         Location of Borrower.  Borrower’s principal place of business and chief executive offices are located at the address stated in the preamble of this Agreement; provided, that after the Closing Date such principal place of business and chief executive offices may be relocated if Borrower complies with the requirements of Section 6.10.

4.18         Use of Proceeds.  Borrower’s use of the proceeds of any advances and re-advances made by Lender to Borrower pursuant to this Agreement are, and will continue to be, legal and proper corporate uses duly authorized by its Board of Directors and permitted under Section 2.10, and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof.

4.19         Hazardous Materials.

(a)           The operations of Borrower comply in all material respects with all Environmental Laws.

(b)           Borrower has obtained all material Governmental Authorizations under Environmental Laws necessary to its operations, and all such Governmental Authorizations are in good standing in all material respects, and Borrower is in compliance with all material terms and conditions of such Governmental Authorizations.

(c)           (i)  Borrower has not received (A) any notice or claim to the effect that it is or could reasonably be expected to be subject to a material liability to any Person as a result of the Release or threatened Release of any Hazardous Materials or (B) any letter or request for information under Section 104 of CERCLA (42 U.S.C. §§ 9604 et seq.) or comparable state laws, and (ii) to Borrower’s knowledge, none of its operations is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at any Property.

(d)           None of the operations of Borrower is the subject of any pending judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to result in a Material Adverse Change.

(e)           Borrower is not subject to any outstanding written order or agreement with any Governmental Authority or private party (other than lease agreements entered into in the ordinary course of business containing standard provisions relating to environmental matters) respecting (i) any liabilities which have arisen or may arise under any Environmental Laws or (ii) any Environmental Actions.

(f)            Neither Borrower nor, to the actual knowledge of Borrower, any former owner or operator of any Property owned or operated by Borrower, has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of Hazardous Materials at any Property owned or operated by Borrower, and none of the operations of Borrower involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent (other than hazardous materials used in the ordinary course of business, the use of which is not reasonably likely to materially adversely affect any Property), and neither Borrower nor, to the actual knowledge of Borrower, any predecessor in title to Borrower or any third party at any time occupying any Property owned or operated by Borrower has at any time used, generated, disposed of, stored, transported to or from, released or threatened the release of any Hazardous Materials, in any form, quantity or concentration on, from, under or affecting such Property in a manner that could reasonably be expected to result in the liability of or a material claim against Borrower in an amount exceeding $100,000.

(g)           Borrower has not filed any notice or report of a Release of any Hazardous Materials that could reasonably be expected to give rise to an Environmental Action that could reasonably be expected to result in a Material Adverse Change and, to the actual knowledge of Borrower, no Hazardous Materials exist on, under or about any Property owned or operated by Borrower in a manner that could reasonably be expected to give rise to an Environmental Action that could reasonably be expected to result in a Material Adverse Change.

(h)           Neither Borrower nor, to the actual knowledge of Borrower, any former owner or operator of any Property owned or operated by Borrower, has disposed of any Hazardous Materials in a manner that could reasonably be expected to give rise to an Environmental Action that could reasonably be expected to result in a Material Adverse Change.

(i)            To the actual knowledge of Borrower, no underground storage tanks or surface impoundments are on or at any Property owned or used by Borrower, which could reasonably be expected to give rise to any Environmental Action materially adversely effecting such Property.

(j)            No Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release has been filed or attached to any Property owned or used by Borrower.

4.20         Insurance Policies.  Schedule 4.20 lists all insurance of any nature maintained for current occurrences by Borrower, as well as a summary of the terms of such insurance.  All of such policies are in full force and effect and provide coverage of such risks and for such amounts as is customarily maintained for businesses of the scope and size of Borrower.

4.21         Schedule of Deposit Accounts.  Schedule 4.21 lists all banks and other financial institutions at which Borrower maintains or will maintain deposit and/or other accounts, and such exhibit correctly identifies the name and address of each depository, the name in which the account is held, the purpose of the account, and the complete account number.

4.22         Labor Matters.  There are no labor disputes against Borrower pending or, to Borrower’s knowledge, overtly threatened, that could reasonably be expected to result in a Material Adverse Change.  Hours worked by and payment made to the employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, which violation could reasonably be expected to result in a Material Adverse Change.  All payments due from Borrower on account of employee health and welfare insurance which could reasonably be expected to result in a Material Adverse Change if not paid will be paid or, if not due, will be accrued as a liability on the books of Borrower.

4.23         Employment and Labor Agreements.  Except as listed in Schedule 4.23, there are no employment agreements and no agreements for the payment of deferred compensation, severance, or change in control pay covering the officers and managers of Borrower, and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower.  A true and complete copy of each such agreement has been furnished to Lender.

4.24         Solvent Financial Condition.  Borrower is now and, immediately after giving effect to the consummation of the transactions contemplated by the Asset Purchase Documents and the advances to be made hereunder, will be, Solvent.

4.25         Brokers.  There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.  Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from Lender under this Agreement.

4.26         True Sales of Notes Receivable.  Borrower now intends and at all times will intend that its transfers of Sold Notes Receivable, Securitization Notes Receivable, and Participated Notes Receivable to the purchasers thereof constitute true sales and not financing devices, except as otherwise disclosed to and consented to by Lender and SBA.  The foregoing shall not preclude Borrower from adopting any contrary position for tax or accounting purposes to the extent permitted by GAAP and applicable law.

4.27         No Material Intellectual Property.  Borrower does not hold or own, or employ in its business operations, any material rights in, to, or under copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, or tradenames (collectively, “Intellectual Property”), except as set forth on Schedule 4.27.  Borrower is not a party to or the subject of any agreement or dispute respecting Intellectual Property which, if resolved unfavorably to Borrower, could reasonably be expected to result in a Material Adverse Change.

4.28         Asset Purchase Agreement.  As of the Closing Date, Borrower has delivered to Lender a complete and correct copy of the Asset Purchase Agreement and the other Asset

Purchase Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  Neither Borrower nor, to the best of Borrower’s knowledge, any other Person party thereto, is in default in the performance or compliance with any provisions thereof, except where such default could not reasonably be expected to result in a Material Adverse Change.  Each of the Asset Purchase Documents complies with, and the transactions contemplated by the Asset Purchase Agreement have been consummated in accordance with, all applicable laws.  Each of the Asset Purchase Documents is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.  All requisite approvals by governmental authorities having jurisdiction over Borrower and, to the best of Borrower’s knowledge, all requisite approvals by governmental authorities having jurisdiction over any other Person that is a party to any of the Asset Purchase Documents, have been obtained, and no such approvals with respect to Borrower and, to the best of Borrower’s knowledge, no such approvals with respect to any other Person, impose any conditions to the consummation of the transactions contemplated by the Asset Purchase Documents or to the conduct by Borrower of its business thereafter, except for compliance with applicable SBA Rules and Regulations.  To the best of Borrower’s knowledge, none of the representations or warranties of the “Sellers” (as defined in the Asset Purchase Agreement) in any of the Asset Purchase Documents contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by Borrower in Article 3 of the Asset Purchase Agreement and in Article III of the “Security Agreement” (as defined in the Asset Purchase Agreement) is true and correct in all material respects.  Notwithstanding anything contained in any Asset Purchase Document to the contrary, such representations and warranties of Borrower are incorporated into this Agreement by this Section 4.28 and shall, solely for purposes of this Agreement and the benefit of Lender, survive the “Closing Date” (as defined in the Asset Purchase Agreement); provided, however, that any breach of such representations and warranties or any other representation, warranty or covenant provided for or contained in this Section 4.28 shall only be a Default or Event of Default under this Agreement if such breach results or could reasonably be expected to result in a Material Adverse Change.

4.29         Automatic Warranty and Reaffirmation of Warranties and Representations; Survival of Warranties and Representations.  Each request for an advance made by Borrower pursuant to this Agreement or the other Loan Documents shall constitute (a) a warranty and representation by Borrower to Lender that there does not then exist a Default or an Event of Default, except as otherwise disclosed in writing by Borrower to Lender, and (b) a reaffirmation as of the date of said request of the representations and warranties of Borrower contained in Sections 4.1 through and including 4.28.  All representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

References in this Article 4 to the “actual knowledge” of Borrower shall refer only to the actual knowledge of an Authorized Person of Borrower and shall not be construed to the knowledge of any other officer, agent or employee of Borrower or any Affiliate thereof, or to impose upon any Authorized Person of Borrower any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

5.              AFFIRMATIVE COVENANTS

Borrower will at all times comply with the covenants contained in this Article 5, from the date hereof and for so long as any part of the Obligations is outstanding.

5.1           Financial Statements and Reports and Other Data.  Borrower will promptly furnish to Lender from time to time upon request such information regarding the business affairs and financial condition of Borrower as Lender may reasonably request, which information shall be certified by the Treasurer of Borrower to be true and correct in all material respects as of the date provided.  The information that may be requested by Lender includes the following reports:

(a)           Annual Reports.

(i)            Promptly after becoming available and in any event within 90 days after the close of each fiscal year of Borrower, Borrower shall provide to Lender audited fiscal year end financial statements of Borrower and its consolidated Subsidiaries, prepared on a consolidated basis with supporting consolidating schedules by KPMG, LLP, or other independent public accountants selected by Borrower and reasonably acceptable to Lender (the “Accountant”), showing the balance sheet as at the end of such year, the income statement for such year, and the statement of cash flows for such year, setting forth in each case in comparative form (for periods for which available) the corresponding figures for the preceding fiscal year, accompanied by the related report of the Accountant, which report shall be to the effect that such statements have been prepared in accordance with GAAP consistently followed throughout the period indicated except for such changes in such principles with which the Accountant shall have concurred along with a certificate certifying to Lender that, based upon Accountant’s examination of the affairs of Borrower and its consolidated Subsidiaries performed in connection with the preparation of said statements, Accountant is not aware of the existence of any condition or event which constitutes or would, upon notice or lapse of time or both, constitute an Event of Default under Section 7.1(c) or, if it is aware of such condition or event, the nature thereof; and

(ii)           As soon as available, but not later than 30 days prior to the close of each fiscal year, beginning with the fiscal year ending December 31, 2006, Borrower’s Projections for the following fiscal year;

(b)           Monthly Reports.

(i)            Promptly after becoming available and in any event within 30 days after the end of each month in each fiscal year of Borrower, Borrower shall provide to Lender unaudited internally prepared financial statements of Borrower and its consolidated Subsidiaries, prepared on a consolidated basis with supporting consolidating schedules, that are reasonably satisfactory to Lender in scope and detail and which include, but are not limited to, the balance sheets as at the end of such period, and the income statements and the statements of cash flows for such month and for the period from the beginning of the fiscal year to the close of such month, setting forth in each case in comparative form the corresponding figures from the Projections, certified by the Treasurer of Borrower to have been prepared in accordance with GAAP consistently followed throughout the period indicated except to the extent stated therein, subject to normal changes resulting from year-end adjustments;

(ii)           At the time of each delivery of the monthly financial statements referred to in Section 5.1(b)(i) that also coincides with the end of a fiscal quarter of Borrower, a Compliance Certificate duly and properly executed and completed by the Treasurer of Borrower;

(iii)          Promptly after becoming available and in any event by the tenth Business Day after the end of each month in each fiscal year of Borrower, loan agings, loan loss reports, and such other information as Lender shall reasonably request with respect to the Notes Receivable; and

(iv)          Promptly after becoming available and in any event by the tenth Business Day after the end of each month in each fiscal year of Borrower, all audit reports prepared by Borrower with respect to any Term Loan Debtor.

(c)           Schedule of Eligible Notes Receivable.  Accompanying each request for a Revolving Loan hereunder, and in any event no less frequently than monthly, Borrower shall provide Lender with a report listing, by name of obligor and other identifying information ordinarily employed by Borrower, each of the Notes Receivable then constituting the Net Eligible SBA Guaranteed Notes Receivable and the Net Eligible Non-Guaranteed Notes Receivable, as well as all other Notes Receivable being serviced by Borrower, along with the outstanding principal amount, payment schedule, and collection and delinquency history thereof, and such other collateral information as reasonably requested by Lender (each a “Schedule of Eligible Notes Receivable”).

(d)           Other Reports.

(i)            Audit Reports.  Promptly upon receipt thereof, one copy of each management letter or other report submitted to Borrower by its accountants in connection with any annual, interim or special audit made by them of the books of Borrower.

(ii)           Borrowing Base Certificate.  Together with any request for an advance and in any event no less frequently than on a monthly basis, Borrower shall deliver to Lender a Borrowing Base Certificate.

(iii)          Reports Respecting Sale of SBA Guaranteed Notes Receivable.  No later than 2:00 p.m. (Central Time) of the Business Day immediately prior to any Settlement Date, Borrower shall deliver to Lender a Note Sale Report in substantially the form of Exhibit D, accompanied by the Broker-Dealer Confirmation and the Secondary Participation Agreement reflecting the anticipated sale of the subject SBA Guaranteed Note Receivable and all instructions of Borrower to the purchaser or FTA with respect thereto.  On the request of Lender, Borrower shall deliver to Lender copies of any other documents related to such sale.

(iv)          SEC Filings.  Promptly after the filing by Borrower with the SEC of any report on Form 10Q or 10K, or any other material corporate disclosure, Borrower shall deliver a copy of such filing to Lender.

(v)           Regulatory Reviews.  Promptly upon receipt thereof, Borrower shall deliver to Lender a copy of any review, exam or audit by SBA with respect to Borrower or its operations, except to the extent that such delivery would violate any applicable Governmental Requirement.

(vi)                              Other Data.  Promptly upon receipt thereof, copies of such other financial or other data as Lender may, in its sole discretion, reasonably request.

5.2                                 Taxes and Other Liens.  Borrower will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its Property; provided, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim to the extent that the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of Borrower in compliance with Section 5.13(b).

5.3                                 Maintenance.

(a)                                  Borrower shall (i) maintain its corporate existence, rights and franchises; and (ii) observe and comply with all Governmental Requirements.

(b)                                 Borrower shall maintain in full force and good standing all licenses, permits, franchises or other governmental authorizations necessary to the conduct of its business, the failure to maintain could reasonably be expected to result in a Material Adverse Change.  Without limiting the generality of the foregoing, Borrower shall continue to comply with all statutory and other regulatory requirements necessary to maintain in full force and good standing the Loan Guaranty Agreement, to the extent such requirements have not been waived or become inapplicable pursuant to the terms of the Multi-Party Agreement.

5.4                                 Further Assurances.  Borrower will promptly cure any defects in the creation, execution or delivery of this Agreement or the other the Loan Documents.  Provided that such action would not violate applicable SBA Rules and Regulations, Borrower, at its expense, will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments as shall reasonably be necessary in compliance with or accomplishment of the covenants and agreements of Borrower in this Agreement or the other Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the other Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the other Loan Documents, or to make any recordings, to file any notices, or obtain any consents (other than consents of SBA that SBA is unwilling to give), all as may be deemed necessary or appropriate in connection therewith by Lender in its sole and absolute discretion.

5.5                                 Performance of Obligations.  Borrower will pay and perform the Obligations according to the terms thereof.  To the fullest extent permitted by applicable law, Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by it under this Agreement or the other Loan Documents at the time or times and in the manner specified.

5.6                                 Insurance.

(a)                                  At Borrower’s expense, Borrower will maintain insurance respecting its assets wherever located covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrower also shall maintain business interruption and public liability insurance, and insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender.  Borrower shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

(b)                                 Borrower shall give Lender prompt notice of any loss covered by such insurance.  So long as a Default or Event of Default has occurred and is continuing, Lender shall have the exclusive right to adjust any losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)                                  Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.6, unless Lender is included thereon as named insured with the loss payable to Lender under a lender’s loss payable endorsement or its equivalent.  Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

(d)                                 Borrower will require each Term Loan Debtor to maintain insurance in accordance with any applicable SBA Rules and Regulations and Borrower’s operating guidelines.

5.7                                 Accounts and Records.  Borrower will keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, in accordance with GAAP, consistently applied except only for changes in accounting principles or practices with which Borrower’s Accountant concurs.

5.8                                 Right of Inspection.  Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, but subject to Section 2.5(d), (i) during regular business hours to inspect the Borrower’s books and records, or the Servicer’s books and records relating to the Collateral, and to make copies or abstracts thereof, (ii) from time to time, to communicate directly with any and all Term Loan Debtors to verify the existence and terms of the SBA 7(a) Loan of such Term Loan Debtors, and (iii) from time to time, to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Borrower shall, or shall cause Servicer to, permit any designated representative of

Lender to visit and inspect any of the properties of Borrower or Servicer to inspect and to discuss Borrower’s finances and properties and Collateral, upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.9                                 Notice of Certain Events.  Borrower shall promptly notify Lender if it learns of the occurrence of: (i) any event which constitutes a Default or an Event of Default, together with a detailed statement by a responsible officer of Borrower of the steps being taken to cure the effect of such Default or Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of Borrower or of any security (as defined in the Securities Act of 1933, as amended) of Borrower with respect to a claimed default, together with a detailed statement by a responsible officer of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial or regulatory proceedings affecting Borrower or any of the Collateral in which the amount involved is in excess of $100,000 and is not covered by insurance or which, if adversely determined, could reasonably be expected to result in a Material Adverse Change; or (iv) any dispute between Borrower and any governmental or regulatory body, any Term Loan Debtor, or any other Person which, if adversely determined, could reasonably be expected to result in a Material Adverse Change; or (v) any event that causes Borrower to no longer be Solvent or that could reasonably be expected to result in a Change of Control; or (vi) any material change in SBA Rules and Regulations; or (vii) any other event or condition, including any event or condition affecting the credit of a Term Loan Debtor, that could reasonably be expected to result in a Material Adverse Change.

5.10                           ERISA Information and Compliance.  Borrower will promptly furnish to Lender (i) after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by an Authorized Person specifying the nature thereof, what action Borrower is taking or, proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.  Borrower will fund all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of its employees, and comply with all applicable provisions of ERISA.

5.11                           Financial Covenants.  From and after the Closing Date and until the Obligations are fully satisfied, Borrower shall:

(a)                                  Minimum Tangible Net Worth.  As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower’s Subsidiaries, Tangible Net Worth of not less than the corresponding amount shown for such fiscal quarter:

Fiscal Quarters Ending	Minimum Tangible Net Worth
December 31, 2006	$2,800,000
March 31, 2007	$2,500,000
June 30, 2007	$2,100,000
September 30, 2007	$2,000,000
December 31, 2007 and each fiscal quarter thereafter	$2,000,000 plus the amount (but not less than $0.00) of cumulative net income (net of losses) for the period after September 30, 2007 through the date of measurement

(b)                                 Maximum Indebtedness to Tangible Net Worth Ratio.  As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower’s Subsidiaries, a maximum ratio of (i) Indebtedness (excluding the FirstCity Debt, the ASBA Note, and Subordinated Debt) to (ii) Tangible Net Worth, of not more than the corresponding amount shown for such fiscal quarter:

Fiscal Quarters Ending	Maximum Indebtedness to Tangible Net Worth Ratio
December 31, 2006	2.00 to 1:00
March 31, 2007	2.50 to 1:00
June 30, 2007	3.50 to 1:00
September 30, 2007 and each fiscal quarter thereafter	5.00 to 1:00

(c)                                  Minimum EBITDA.  As of the end of each fiscal quarter shown below, have, on a consolidated basis with Borrower’s Subsidiaries, EBITDA for the three-month period then ending, of not less than the corresponding amount shown for such fiscal quarter:

Fiscal Quarters Ending	Minimum EBITDA
December 31, 2006	$(600,0000)
March 31, 2007	$(600,0000)
June 30, 2007	$(400,0000)
September 30, 2007	$(100,0000)
December 31, 2007	$200,0000
March 31, 2008	$250,0000
June 30, 2008	$250,0000
September 30, 2008	$500,0000
December 31, 2008	$900,0000
March 31, 2009	$1,000,0000
June 30, 2009 and each fiscal quarter thereafter	$1,100,0000

(d)                                 Maximum Delinquent and Defaulted Notes Percentage.  At all times, not cause or allow the ratio (expressed as a percentage) of (i) the sum of (A) Delinquent Non-Guaranteed Notes Receivable and (B) Defaulted Non-Guaranteed Notes Receivable, to (ii) Non-Guaranteed Notes Receivable (each measured by the respective aggregate outstanding principal amounts of all Non-Guaranteed Notes Receivable in each category, whether or not eligible for inclusion in the Borrowing Base), to be more than seven percent (7.0%).

(e)                                  Maximum Loan Charge-Off Percentage.  As of the end of each fiscal quarter ending on or after September 30, 2007, not cause or allow the ratio (expressed as a percentage) of (i) loan losses for the 12-month period then ending, to (ii) the average amount of all Non-Guaranteed Notes Receivable outstanding during such 12-month period (measured by the aggregate outstanding principal amount of all Non-Guaranteed Notes Receivable, whether or not eligible for inclusion in the Borrowing Base), to be more than two percent (2.0%).

5.12                           Maintenance of Bad Debt Reserve.  Borrower shall maintain on its books, at all times, a bad debt reserve consistent with GAAP and Borrower’s historical performance.

5.13                           Charges; Liens.

(a)                                  Borrower shall pay promptly when due, all of the Charges, and promptly discharge any Liens, encumbrances or other claims against the Collateral; provided, that Borrower shall not be required to take such steps with respect to Collateral consisting of the underlying collateral for the SBA 7(a) Loans granted to Borrower to secure the obligations of the Term Loan Debtors.  Except for Liens in favor of Lender and any other Permitted Liens, if Borrower, at any time or times hereafter, shall fail to pay any Charges when due or promptly obtain the discharge of such Charges or of any Lien, claim or encumbrance asserted against the Collateral, subject to the provisions of Section 5.13(b) below, Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, in its sole discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable; provided, that Lender shall not be entitled to take such steps with respect to Collateral consisting of the underlying collateral for the SBA 7(a) Loans granted to Borrower to secure the obligations of the Term Loan Debtors.  All sums so paid by Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other reasonable charges relating thereto, shall be payable, upon demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

(b)                                 Borrower may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims, and provided that Borrower gives Lender advance notice of its intention to contest the validity or amount of any such Charge or claim, Lender will forebear from making any payment or otherwise obtaining the discharge of such Charge or claim if at the time of the commencement of any such action or proceeding, and during the pendency thereof (i) no Event of Default shall have occurred and be continuing, (ii) reserves with respect thereto are maintained on the books of Borrower in an amount reasonably acceptable to Lender, (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence, (iv) none of the Collateral will be subject to forfeiture or loss of any Lien in favor of Lender by reason of the institution or prosecution of such contest, (v) no Lien that may reasonably be expected to prime the Liens of Lender shall exist for such Charges or claims during such action or proceeding, (vi) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interests, penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower, and (vii) Lender has not advised Borrower in writing that Lender reasonably believes that non-payment or non-discharge thereof could reasonably be expected to result in a Material Adverse Change.

5.14                           Communication With Accountants.  Borrower shall cooperate with Lender to permit reasonable access to Accountant and authorizes Accountant to disclose to Lender any and all financial statements and other supporting financial data, including matters relating to the conduct of the annual audit and copies of any management letter with respect to Borrower’s business, pending litigation, financial condition and other affairs.  On or before the Closing Date, Borrower shall deliver to Lender a letter addressed to such accountants in the form of Exhibit E.

5.15                           Notes Receivable Documents.  Pursuant to the Multi-Party Agreement, Borrower shall deliver to FTA all original SBA 7(a) Loan Notes, with all necessary endorsements, within five Business Days of the execution or delivery to Borrower thereof, and shall identify such SBA 7(a) Loan Notes to FTA as being pledged to Lender under this Agreement and the Security Agreement.  Borrower shall simultaneously deliver to Lender a copy of such SBA 7(a) Loan Notes.  If requested by Lender, each original SBA 7(a) Loan Note shall bear a legend on the first page stating “WELLS FARGO FOOTHILL, LLC HAS A SECURITY INTEREST IN AN INTEREST IN THIS NOTE.”  Subject to the provisions of the Multi-Party Agreement with respect to SBA’s rights and duties with respect to the Notes, if possession of any original SBA 7(a) Loan Note is released by FTA to Borrower or any other Person acting on Borrower’s behalf prior to the termination of Lender’s Lien thereon, Borrower shall take, and shall cause any such third-party in possession of such original SBA 7(a) Loan Note to take, such steps necessary or reasonably requested by Lender to maintain at all times the continuous perfection of such Lien, and if such SBA 7(a) Loan Note is in the possession of Borrower, Borrower shall hold such SBA 7(a) Loan Note in trust for Lender.  On or before the fifteenth day of each month, Borrower shall deliver to Lender copies of the following additional Notes Receivable Documents, to the extent applicable, with respect to each Note Receivable funded by Borrower during the prior calendar month, whether or not required to be delivered to FTA: the loan agreement; the security agreement; the mortgage or deed of trust; personal guaranties; and to the extent required by SBA Rules and Regulations or Borrower’s underwriting standards, for any Note Receivable secured by real property where such real property is part of the primary collateral for the indebtedness owing to Borrower, (a) a copy of a fully paid mortgagee’s policy of title insurance issued by an insurer acceptable to SBA and evidencing that Borrower is beneficiary of mortgagee’s title insurance insuring Borrower’s Lien on such real property as a valid and enforceable Lien in an amount not less than amount of the indebtedness to Borrower secured thereby, (b) an environmental site assessment report with respect to such real property prepared by a credentialed environmental consultant acceptable to SBA, (c) if requested by Lender, a boundary survey of such real property prepared by a surveyor acceptable to SBA, certified to Borrower, and (d) such other information, documentation, opinions and certifications with respect to such real property as may be reasonably requested by Lender; provided, that Lender may require Borrower to deliver copies of such Notes Receivable Documents on a more frequent basis or to deliver copies of other Notes Receivable Documents.  Borrower and Lender shall at all times comply with the terms and conditions of the Multi-Party Agreement and the Loan Guaranty Agreement.

5.16                           Subordination Agreement.  Prior to incurring any Subordinated Debt, Borrower shall cause to be delivered to Lender a Subordination Agreement from each holder of such Subordinated Debt.

6.              NEGATIVE COVENANTS

Without Lender’s prior written consent, which Lender may or may not in its sole discretion give, Borrower covenants that it shall not:

6.1                                 Debt.  Create, incur, assume or have outstanding any Indebtedness, except for: (i) Indebtedness owing to Lender; (ii) Indebtedness incurred by Borrower in the ordinary course of business (including pursuant to applicable SBA Rules and Regulations), other than Indebtedness for borrowed money; (iii) Indebtedness to ASBA under the ASBA Note, (iv) Indebtedness to FirstCity Financial with respect to the FirstCity Debt, and (v) Subordinated Debt acceptable to Lender.

6.2                                 Loans and Distributions.  Make any loans, dividends or other distributions, payments, or advances of money and/or extensions of credit to any Persons, including officers, directors, employees, stockholders, or Affiliates and Subsidiaries of Borrower, other than (a) reasonable advances made in the ordinary course of business on account of salary, commissions, and routine travel and business expenses, (b) loans made in the ordinary course of business to Term Loan Debtors, (c) payments to ASBA required to be made under the ASBA Note or the ASBA Security Agreement, so long as such payments are made solely from the proceeds of the Serviced ASBA Assets, (d) payments to FirstCity Financial of regularly scheduled monthly payments of interest with respect to the FirstCity Debt, (e) payments to FirstCity Financial for corporate overhead expenses charged to Borrower in amounts not exceeding those permitted under Section 4.16 of the Asset Purchase Agreement or to FirstCity Servicing Corporation for services provided under the Servicing Agreement, each as in effect on the Closing Date, and (f) out of funds legally available therefor, the regularly scheduled dividends to which the holders of Borrower’s Preferred Stock are entitled pursuant to Borrower’s Certificate of Formation as in effect on the Closing Date, so long as in the case of any payment described in clauses (d), (e), or (f) above (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, and (ii)  such payment is permitted under applicable SBA Rules and Regulations.

6.3                                 Liens.  Except as otherwise expressly permitted herein or in the other Loan Documents, encumber, pledge, mortgage, or grant a security interest in (except for Permitted Liens), or assign, sell (except for the sale of SBA Guaranteed Notes Receivable, the sale of Non-Guaranteed Participations in Participated Notes Receivable, the sale to SBA of the Non-Guaranteed Note Receivable portion of any Note Receivable with respect to which SBA also holds the SBA Guaranteed Note Receivable portion thereof, and pursuant to any Securitization Transaction, each to the extent permitted by Section 6.13, and the sale of other property in the ordinary course of business), lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of the Collateral; provided, that the foregoing shall not prohibit Borrower from dealing with the Collateral consisting of the underlying collateral for the SBA 7(a) Loans granted to Borrower to secure the obligations of the Term Loan Debtors in the ordinary course of its business and in accordance with SBA Rules and Regulations.

6.4                                 Capital Expenditures.  Make capital expenditures (including Capitalized Leases Obligations) during any fiscal year of Borrower which, in the aggregate, exceed $200,000 in any fiscal year.

6.5                                 [Intentionally Omitted].

6.6                                 Capital Structure.  Make any material change in Borrower’s capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations; provided, that Lender will not unreasonably withhold its consent to changes in Borrower’s operations required by SBA.

6.7                                 Transactions with Affiliates.  Except to the extent permitted by Section 6.2, enter into, or be a party to, any transaction with any Affiliate or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of Borrower.

6.8                                 Change of Business.  Enter into any new business or make any material change in any of Borrower’s business objectives, purposes, underwriting standards or other operations, except to the extent required by SBA.

6.9                                 Name of Borrower.  Use any corporate name (other than its own) or any fictitious name, tradestyle or “d/b/a”.

6.10                           Location of Collateral.  Stop keeping its books and records or the Collateral at either the location listed in the preamble to this Agreement or the offices of FirstCity BLC at 6400 Imperial Drive, Waco, Texas 76712, or keep any of such books and records and/or the Collateral at any other office(s) or location(s) unless (i) Borrower gives Lender written notice thereof and of the new location of said books and records at least 30 days prior thereto and (ii) the other office or location is within the continental United States of America.

6.11                           Proceeds of Loans.  Permit the proceeds of any of the Revolving Loans to be used for any purpose other than those permitted by Section 2.10 hereof.

6.12                           ERISA Compliance.  At any time permit any Plan in which Borrower is a participant to:

(a)                                  engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended;

(b)                                 incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or

(c)                                  terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of Borrower pursuant to Section 4068 of ERISA.

6.13                           Sale or Discount of Receivables.  Discount or sell any portion of its Notes Receivable or its Accounts; provided, that Borrower may sell to SBA the SBA Guaranteed Notes Receivable, sell to SBA the Non-Guaranteed Note Receivable portion of any Note Receivable with respect to which SBA also holds the SBA Guaranteed Note Receivable portion thereof, or otherwise dispose of Notes Receivable or the collateral therefor, in each case to the extent required by SBA in accordance with SBA Rules and Regulations; and provided further, that so long as no Event of Default shall have occurred and be continuing, Borrower may:

(a)                                  sell SBA Guaranteed Notes Receivable to the extent that such sales are made (i) at par or at a premium, (ii) on ordinary business terms, (iii) by or through the FTA, (iv) in full conformity with all applicable SBA Rules and Regulations and other governing law, and (v) in accordance with the Settlement Date reporting requirements of Section 5.1(d)(iii);

(b)                                 sell Non-Guaranteed Participations in Participated Notes Receivable, so long as (i) the Note Participation Amount generated from any such sale is at least equal to the amount of any Revolving Loan made by Lender with respect to the applicable Participated Note Receivable, and (ii) either (A) the corresponding SBA Guaranteed Note Receivable has been or is simultaneously being sold pursuant to Section 6.13(a), or (B) Borrower otherwise simultaneous repays the full amount of any Revolving Loan made by Lender with respect to such SBA Guaranteed Note Receivable (in which event Lender will release its Lien therein); and

(c)                                  sell Non-Guaranteed Notes Receivable pursuant to a Securitization Transaction, to the extent that such sales are made (i) in full conformity with all applicable SBA Rules and Regulations and other governing law, and (ii) on terms (including with respect to the amount and timing of payment of the purchase price therefor) and in a manner reasonably acceptable to Lender.

6.14                           Payment on ASBA Note or FirstCity Debt.  Make (a) any payment of principal or interest on, or any other payment or distribution with respect to, the ASBA Note except out of the ASBA Serviced Assets to the extent required by the Asset Purchase Agreement and the ASBA Note or the ASBA Security Agreement, or (ii) any payment of principal or interest on, or any other payment or distribution with respect to, the FirstCity Debt except to the extent permitted by Section 6.2.

6.15                           Payments on Subordinated Debt.  Pay any Subordinated Debt or make any payment of principal or interest thereof or interest thereon or any other payment or distribution in respect thereof except as may be specifically permitted under the applicable Subordination Agreement with respect to such Subordinated Debt.  All Subordinated Debt shall have a maturity date after the Termination Date and shall be unsecured and subordinated to Lender in liquidation and repayment on terms that are acceptable to Lender.

6.16                           Affiliates.  Hereafter create any Affiliate or Subsidiary or divest itself of any material assets by transferring them to any Affiliate or Subsidiary, except to the extent required in connection with a Securitization Transaction.

6.17                           Consulting and Brokerage Services.  Provide, or enter into any contract or agreement to provide, or allow any Affiliate or Subsidiary of Borrower to provide, or enter into any contract or agreement to provide, to any Term Note Debtor or purchaser of Notes Receivable, any advisory, consulting, brokerage, or similar services, other than (a) the advisory or consulting services, if any, Borrower provides in the ordinary course of business to prospective and actual Term Note Debtors or purchasers of SBA Guaranteed Notes Receivable in connection with (i) the marketing, structuring, documentation, and closing of Note Receivable transactions, (ii) the servicing of any Notes Receivable, and (iii) general business advice, and (b) consulting services provided to Term Loan Debtors or prospective borrowers in the ordinary course of business that result in (i) a referral by Borrower to another funding source that is not an Affiliate or Subsidiary of Borrower, and (ii) the receipt by Borrower of a reasonable referral fee in an arm’s-length relationship with such other funding source.  Notwithstanding any provision herein seemingly to the contrary, there is no prohibition upon FirstCity Financial or its Affiliates other than Borrower providing, in the ordinary course of its business, brokerage or consulting services provided to Term Loan Debtors or prospective borrowers in the ordinary course of business that result in (i) a referral by FirstCity Financial or its Affiliates other than Borrower to Borrower or another funding source that is not an Affiliate or Subsidiary of Borrower, and (ii) the receipt by FirstCity Financial or its Affiliates other than Borrower of a reasonable referral fee in an arm’s-length relationship with Borrower or such other funding source.

6.18                           Modification of Asset Purchase Documents, Servicing Agreement, or FirstCity Debt.  Amend, modify or waive, or agree to amend, modify or waive, (a) any provision of the Asset Purchase Agreement, the ASBA Note, or any of the other Asset Purchase Documents, or any right or obligation of Borrower thereunder, if such amendment, modification or waiver would have the effect of (i) changing the non-recourse nature of Borrower’s obligations or providing any additional collateral therefor, (ii) increasing the amount or accelerating the timing of any amounts payable by Borrower, or (iii) otherwise increasing in a material manner the liabilities or obligations of Borrower, (b) any provision of the Servicing Agreement or any right or obligation of Borrower with respect thereto, or (c) any provision with respect to the FirstCity Debt or any right or obligation of Borrower with respect thereto.

7.              EVENTS OF DEFAULT

7.1                                 Events of Default.  Any of the following events shall be considered an “Event of Default” as that term is used herein:

(a)                                  Payments.  Borrower or any of its Subsidiaries fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges, reimbursement of expenses, or other amounts constituting Obligations); or

(b)                                 Other Covenant Defaults.  Borrower or any of its Subsidiaries fails to perform, keep, or observe any covenant or other provision contained in (i) (A) Sections 5.1(a), 5.1(b)(i), 5.1(b)(iv), 5.1(d)(i), 5.4 or 5.10 or (B) any other section or subsection of this Agreement or the other Loan Documents except for a section or subsection of this Agreement or such other Loan Documents, as applicable, that is dealt with expressly elsewhere in this Section 7.1 (including through clause (ii)(B) below) and such failure or neglect described in this clause (i) is not cured within three Business Days after the date on which such failure or neglect first occurs, or (ii) (A) Section 8.3, (B) Article 5 except for any section or subsection of Article 5 that is dealt with expressly elsewhere in this Section 7.1, or (C) Article 6 or any comparable provision to such article that is contained in any of the other Loan Documents; or

(c)                                  Seizure of Assets.  Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; or

(d)                                 Voluntary Insolvency Proceeding.  An Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries; or

(e)                                  Involuntary Insolvency Proceeding.  An Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur:  (a) Borrower or the Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein; or

(f)                                    Discontinuance of Business.  Borrower or any of its Subsidiaries ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

(g)                                 Notice of Levy.  A notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets having a value in excess of $100,000 by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent; or

(h)                                 Judgments.  A judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets; or

(i)                                     Default under Material Agreements.  There is a default with respect to any material agreement to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

(j)                                     Prohibited Payments.  Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

(k)                                  Representations and Warranties. Any representation or warranty made by Borrower herein or in any other Loan Document or in any certificate, request or other document furnished pursuant to or under this Agreement or any other Loan Document proves to have been incorrect in any material respect as of the date when made (including as of the date provided by Section 8.2 upon Borrower’s acceptance of the proceeds of an advance); or

(l)                                     Termination of Validity Agreements.  The obligations of any Validity Certifier under its Validity Agreement is limited or terminated by operation of law or by such Validity Certifier thereunder; or

(m)                               Failure of Perfection of Liens.  This Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

(n)                                 Invalidity of Loan Documents.  Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any of its Subsidiaries, or a proceeding shall be commenced by Borrower or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower or any of its Subsidiaries shall deny that Borrower or such Subsidiary has any liability or obligation purported to be created under any Loan Document; or

(o)                                 Change of Control.  The occurrence of a Change of Control; or

(p)                                 Material Adverse Change.  The occurrence of a Material Adverse Change; or

(q)                                 Departure of Key Employees.  Any of the employees of Borrower listed on Schedule 7.1(q) hereto shall cease to be employed in such individual’s current capacity with Borrower and a replacement satisfactory to Lender shall not be hired within 45 days of such termination of employment; or

(r)                                    Default under Agreement with SBA.  Borrower shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its servicing or any other obligations under the Multi-Party Agreement or under any Loan Guaranty Agreement; or

(s)                                  Default under Securitization Transaction.  Borrower shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its servicing or any other obligations under any Securitization Transaction; or

(t)                                    Default under Non-Guaranteed Participation.  Borrower shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its servicing or any other obligations under a Non-Guaranteed Participation; or

(u)                                 Default under Asset Purchase Agreement.  Borrower shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its obligations under the Asset Purchase Agreement, and such default could reasonably be expected to result in a Material Adverse Change.

(v)                                 Default under Servicing Agreement.  Borrower or FirstCity Servicing Corporation shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its respective obligations under the Serving Agreement.

7.2                                 Termination of Agreement and Acceleration of the Obligations.  During any period of grace afforded Borrower under this Article 7 after which an act or omission of Borrower will become an Event of Default, Lender shall have no obligation to make any Revolving Loan hereunder.  Upon the occurrence and continuation of an Event of Default, all of the Obligations may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable, and Lender, at its option, may terminate this Agreement; provided, that all of the Obligations shall immediately become due and payable, and this Agreement shall be terminated upon the occurrence and continuation of an Event of Default set forth in Section 7.1(d) or Section 7.1(e); and further provided, that Lender’s rights and remedies under this Agreement shall survive any such termination.

7.3                                 Remedies.  Upon the occurrence and at any time during the continuance of any Event of Default specified in Section 7.1, and subject at all times to Lender’s compliance with all applicable terms of the Multi-Party Agreement and applicable SBA Rules and Regulations, including those relating to the exercise of remedies or the transfer of authority for collection, servicing, and liquidation of Notes Receivable, Lender shall have the following rights and remedies:

(a)                                  Rights of Setoff.  Upon the occurrence and during the continuance of any Event of Default, Lender and each subsequent holder of the Obligations is hereby authorized by Borrower at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and to appropriate and, to the extent permitted by applicable law, to apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or any subsequent holder of the Obligations to or for the credit or the account of Borrower against any and all of the Obligations of Borrower, irrespective of whether or not the Lender or any subsequent holder of the Obligations shall have made any demand under this Agreement or under any other Loan Documents and although such obligations may be unmatured; provided, that Lender shall have no right of setoff, either by contract or operation of law, with respect to funds deposited or held in the Servicer Account.  Lender and any subsequent holder of the Obligation agrees promptly to notify Borrower in writing after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of Lender or any subsequent holder of the Obligations under this Section 7.3(a) are in addition to other rights and remedies (including other rights of setoff) now or hereafter granted under applicable law which Lender or any subsequent holder of the Obligations may have.

(b)                                 Notes Receivable and Accounts.  The right to: (i) monitor, manage, and transfer the collection, servicing, and liquidation of any or all of Notes Receivable and Borrower’s relationship with Term Note Debtors with respect to the applicable Notes Receivable and the collateral therefor; (ii) unless and until the SBA takes over or transfers to another SBA-participating lender, designated by the SBA and acceptable to Lender, the collection, servicing and liquidation functions of the Notes Receivable in accordance with the Multi-Party Agreement, enforce and demand payment of the Accounts and the Notes Receivable, in accordance with their terms, by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts and Notes Receivable; (iv) settle, adjust, compromise, extend, or renew the Accounts and Notes Receivable; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Notes Receivable; (vi) if permitted by applicable law, sell or assign the Accounts and Notes Receivable upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) discharge and release the Accounts or Notes Receivable; (viii) take control, in any manner, of any items of payment; (ix) prepare, file and sign Borrower’s name on any Proof of Claim in Bankruptcy or similar document against any Account Debtor or Term Loan Debtor; (x) prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts or Notes Receivable; (xi) do all acts and things necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement; (xii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to the Accounts or Notes Receivable; (xiii) open Borrower’s mail and collect any and all amounts due Borrower from Account Debtors and Term Loan Debtors; and (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts and Notes Receivable, to which Borrower has access;

(c)                                  Sell Collateral.  The right to: (i) require Borrower to assemble the Collateral, to the extent Borrower has the legal right to do so, and make it available to Lender at a place to be designated by Lender, in its sole discretion; (ii) sell or to otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable; (iii) adjourn such sales from time to time with or without notice; and (iv) conduct such sales on Borrower’s premises or elsewhere and use Borrower’s premises without charge for such sales for such time or times as Lender may see fit.  Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.  Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Obligations.  The proceeds realized from the sale of any Collateral shall be applied first to the reasonable out-of-pocket costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Obligations; and third to the principal of the Obligations.  If any deficiency shall arise, Borrower shall remain liable to Lender therefor;

(d)                                 Servicing of SBA Loans.  The right, directly or through its designee approved in writing by SBA in its sole discretion, to monitor, manage, and service any or all of the Notes Receivable, including the Sold Notes Receivable, the Participated Notes Receivable, and the SBA Owned Notes Receivable, and Borrower’s relationship with its Term Loan Debtors with respect to the applicable Notes Receivable and the collateral therefor; provided, that Lender, or such designee, shall have been approved by the SBA (as a participating lender under the SBA Act, as described in 13 CFR section 120.302.1, or otherwise) to perform such functions.  Upon the transfer of the servicing obligations of Borrower’s Notes Receivable from Borrower to Lender or such approved designee, Borrower shall immediately deliver to Lender or such approved designee all loan documents then held by Borrower or any other Person relating to all of the outstanding Notes Receivable.  Borrower consents to any action taken by Lender or such approved designee pursuant to this Section 7.3(d), and agrees that such action shall not release or relieve Borrower of its obligations to Lender whether arising under this Agreement, or any of the other Loan Documents.  In carrying out the provisions of this Section 7.3(d), Lender or such approved designee may rely and act upon any notice or instruction given to Lender or its designee by the SBA, and in so doing, neither Lender nor such designee shall incur any liability or obligation to Borrower by reason thereof;

(e)                                  Termination of Bank Products. The right to notify and direct any Bank Product Provider to terminate the provision of any Bank Products being provide to Borrower; and

(f)                                    UCC Remedies.  In addition to any other rights and remedies contained in this Agreement and in all of the other Loan Documents, all of the rights and remedies of a secured party under the UCC or other applicable law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law.

7.4                                 Notice of Sale or Other Action.  Any notice required to be given by Lender of a sale, lease, other disposition of the Collateral or any other intended action by Lender, if given 10 Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

7.5                                 Marshalling; Payments Set Aside.  Lender shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Lender or Lender enforces its security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set-aside and/or required to be repaid to a trustee, receiver or any other party under the Bankruptcy Code, or any state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

7.6                                 Effect of Multi-Party Agreement.  Notwithstanding any other provision of this Article 7, all rights and remedies of Lender under this Article 7 shall be subject to the provisions of the Multi-Party Agreement.

8.              CONDITION PRECEDENT TO CLOSING DATE AND LENDING; CONDITIONS SUBSEQUENT

The occurrence of the Closing Date and the obligations of Lender to make Revolving Loans pursuant to this Agreement are subject to the conditions precedent stated in this Article 8.

8.1                                 Closing Date.  The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions precedent:

(a)                                  Closing Date.  The Closing Date shall occur on or before December 31, 2006.

(b)                                 Closing Documents.  Borrower shall have executed and delivered to Lender this Agreement.  In addition, Lender shall have received such documents, instruments and agreements and other Loan Documents as Lender shall request in connection with the closing of the Transactions contemplated by this Agreement, including all documents, instruments, agreements and schedules listed in the Schedule of Documents, each in form and substance satisfactory to Lender.

(c)                                  Opinion of Borrower’s Counsel.  Lender shall have received from counsel for Borrower a written opinion in form and substance reasonably acceptable to Lender as to such matters as Lender may require, including opinions regarding (i) the validity, creation, attachment and perfection of the Liens under the Security Documents, (ii) Borrower’s corporate authorization to enter into the Transactions contemplated by this Agreement, (iii) Borrower’s compliance with all Governmental Requirements, (iv) the existence of litigation against Borrower that, if determined adversely to Borrower, could reasonably be expected to result in a Material Adverse Change, and (v) as to such other matters which in the reasonable judgment of Lender may materially impact the legal and credit risks associated with the Transactions.

(d)                                 Initial Capitalization Documents and Pro Forma Balance Sheet.  Lender shall have received copies of all documents relating to the formation and initial capitalization of Borrower, including evidence satisfactory to Lender that Borrower shall have received initial cash contributions of not less than $1,000,000 in exchange for the issuance of common stock and not less than $3,000,000 in exchange for the issuance of preferred stock, as well as a pro forma balance sheet dated as of the Closing Date reflecting Borrower’s financial position after giving effect to such initial capitalization and the closing of this Agreement, all of which shall be acceptable to Lender.

(e)                                  Recordings.  The Security Documents, or other notices related thereto if necessary or appropriate, shall have been duly delivered to the appropriate offices for filing or recording, and Lender shall have received confirmations of receipt thereof from the appropriate filing or recording offices.

(f)                                    Fees and Lender Expenses.  Lender shall have received the fees described in Section 2.5 due on the Closing Date and reimbursement of all Lender Expenses incurred through the Closing Date.

(g)                                 Due Diligence.  Lender shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to Lender, the results of which shall be satisfactory to Lender.

(h)                                 Reference Checks.  Lender shall have received completed reference checks with respect to Borrower’s senior management, the results of which are satisfactory to Lender in its sole discretion.

(i)                                     Closing Date Business Plan.  Borrower shall have delivered to Lender Borrower’s Closing Date Business Plan.

(j)                                     Borrower’s Guidelines and Operations Manual.  Borrower shall have delivered to Lender Borrower’s written operating guidelines and written operations manuals, detailing Borrower’s business development and underwriting processes, valuation guidelines, credit granting procedures, loan documentation, and procedures for packaging and SBA approval, loan closing and servicing, collections, account/portfolio administration, and liquidation, and such materials shall be in a form reasonably satisfactory to Lender.

(k)                                  Borrower’s Credit Request and Field Examination Forms.  Borrower shall have delivered to Lender Borrower’s standard forms of credit request, loan report and analysis, and field examination/site visit report, and such materials shall be in a form reasonably satisfactory to Lender.

(l)                                     Borrower’s Form Loan Documents.  Borrower shall have submitted to Lender the standard form loan agreement, security agreement, note, deed of trust, guaranty, subordination agreement, and other form loan documents employed by Borrower (including, where applicable, standard forms prescribed or supplied by the SBA), and all such loan documents shall be reasonably satisfactory to Lender and its counsel.

(m)                               SBA Approval; Loan Guaranty Agreement.  Borrower shall have provided Lender with evidence satisfactory to Lender that the SBA shall have (i) consented to Borrower’s acquisition pursuant to the Asset Purchase Agreement of ASBA’s license to make SBA 7(a) Loans and entered into the Loan Guaranty Agreement with Borrower and (ii) through its execution of the Multi-Party Agreement, consented to Borrower’s entering into this Agreement and the Security Agreement and borrowing the loans and granting the Liens provided for hereunder and thereunder.  Borrower shall have received all other licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the Transactions.

(n)                                 Closing under Asset Purchase Agreement.  Lender shall have received fully executed copies of the Asset Purchase Agreement and all other Asset Purchase Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Lender, and the “Closing” (as defined in the Asset Purchase Agreement) shall have occurred and all conditions to be satisfied or actions to be taken under the Asset Purchase Agreement on or prior to the “Closing Date” (as defined in the Asset Purchase Agreement) shall have been satisfied or taken.

(o)                                 Operational Collateral Monitoring System.  Borrower shall have established and be maintaining an operational collateral monitoring system acceptable to Lender.

(p)                                 Minimum Tangible Net Worth.  Borrower shall have a Tangible Net Worth of not less than $3,500,000.

(q)                                 Commitment for FirstCity Debt.  Borrower shall have a binding written commitment from FirstCity Financial for FirstCity Financial to provide Borrower after the Closing Date with not less than $4,000,000 of additional debt financing to be funded on a basis and pursuant to terms and conditions acceptable to Lender (the “FirstCity Debt”), which FirstCity Debt shall be evidenced, payable, and subordinated to payment of the Obligations in a manner satisfactory in from and substance to Lender.

(r)                                    Implementation of Operational Accounting System.  Borrower shall have completed implementation of and be maintaining, or shall be provided by Servicer pursuant to the Servicing Agreement with, an operational accounting and general ledger system acceptable to Lender.

(s)                                  Implementation of Operational Loan Servicing System.  Borrower shall have completed implementation of and be maintaining, or shall be provided by Servicer pursuant to the Servicing Agreement with, an operational loan servicing system acceptable to Lender.

(t)                                    Completion of Collateral and Financial Reporting Procedures.  Borrower and Lender shall have agreed upon final collateral and financial reporting procedures with respect to this Agreement.

(u)                                 Completion of Formal Credit File Format and Checklist.  Borrower and Lender shall have agreed upon formal credit file format and checklist information with respect to this Agreement.

(v)                                 Other.  Lender shall have received such other documents as it may reasonably have requested at any time at or prior to the Closing Date.

8.2                                 Initial Revolving Loan.  The obligation of Lender to make the initial Revolving Loan under this Agreement is, in addition to the conditions precedent specified in Section 8.1 and Section 8.3 hereof, subject to satisfaction of each of the following conditions precedent;

(a)                                  Lender’s Follow-Up Audit.  Lender shall have completed a follow-up on-site audit by Lender to ensure that all of the conditions set forth in Sections 8.1, Section 8.2 and Section 8.3 have been met prior to the initial funding of the Revolving Loans, with the results of such audit being satisfactory to Lender.

8.3                                 All Advances.  The obligation of Lender to make Revolving Loans under this Agreement is subject to the following further conditions precedent:

(a)                                  Borrowing Base Certificate.  Before each advance, Lender shall have received a Borrowing Base Certificate, and a Schedule of Eligible Notes Receivable, each of which shall be true and correct and shall be duly and properly executed and completed an Authorized Person.

(b)                                 Possession of Notes Receivable Documents.  All original SBA 7(a) Loan Notes shall have been physically delivered to the possession of FTA and copies of the Notes Receivable Documents shall have been delivered to Lender, to the extent and as set forth in Section 5.15.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the funding of the advance.

(d)                                 Representations and Warranties.  All of the representations and warranties of Borrower contained herein shall be correct in all material respects as of the date of each such advance as though made on and as of such date, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and (ii) for changes therein permitted or contemplated by this Agreement.  All of the representations and warranties of Borrower contained in any of the other Loan Documents shall be correct in all material respects as of the date delivered, except to the extent that any such representation or warranty expressly relates to an earlier date.

(e)                                  No Material Adverse Change.  No Material Adverse Change shall have occurred.

(f)                                    No Injunction.  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates.

(g)                                 Escrow Arrangements Regarding Concurrent Fundings.  To the extent that, pursuant to the proviso contained in either paragraph A of Schedule 1.1(a) or paragraph A of Schedule 1.1(b), the requested advance is being made based upon new loans by Borrower that have not yet actually been disbursed to the Term Loan Debtor, the conditions of and escrow arrangements for the disbursement of such new loans shall be satisfactory in form and substance to Lender.

The acceptance by Borrower of the proceeds of any advance hereunder shall be deemed to constitute, as of the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 8.3 have been satisfied, and (ii) a confirmation by Borrower of the granting and continuance of Lender’s Lien pursuant hereto.

8.4                                 Conditions Subsequent.  The obligation of Lender to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the following conditions subsequent (the failure by Borrower to so perform or cause to be performed constituting a failure of a condition for funding and an Event of Default):

(a)                                  Within 90 days after the date of the initial Revolving Loan (or such later date as agreed to in writing by Lender), Borrower shall, or shall have caused Servicer to, establish and be utilizing Lender’s electronic collateral reporting systems (with such systems to be administered and maintained by Lender).

9.              MISCELLANEOUS

9.1                                 Notices.  Except as otherwise provided herein, whenever this Agreement provides that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (i) in person with receipt acknowledged, or (ii) by facsimile with receipt confirmed, or (iii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If to Lender, at:

Wells Fargo Foothill, LLC

13727 Noel Road, Suite 1020

Dallas, Texas  75240

Attention:  Loan Portfolio Manager

Facsimile:  (972) 387-5775

With copies to:

DLA Piper US LLP

153 Townsend Street, Suite 800

San Francisco, California  94107-1957

Attention:  Dick M. Okada, Esq.

Facsimile:  (415) 836-2501

(b)                                 If to Borrower, at:

American Business Lending, Inc.

1420 West Mockingbird Lane, Suite 380

Dallas, Texas  75247

Attention:  Charles Bell and Kathy S. McNair

Facsimile:  (254) 761-2955

With copies to:

FirstCity Business Lending Corporation

(Mailing Address)

P.O. Box 8216

Waco, Texas  76714-8216

(Overnight Deliveries Only)

6400 Imperial Drive

Waco, Texas  76712

Attn:  Legal Department

Facsimile:  (254) 761-2953

or at such other address as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile, with receipt acknowledged or confirmed, or upon receipt or the date delivery is rejected by the addressee in the case of certified or registered United States mail.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

9.2                                 Modification of Agreement; Sale of Interest.  This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender, and, to the extent required by the Multi-Party Agreement, consented to by SBA.  Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, or duties hereunder or thereunder.  Borrower hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement, or the other Loan Documents, or of any portion hereof or thereof, including Lender’s rights, title, interests, remedies, powers, or duties hereunder or thereunder, subject to the provisions of the Multi-Party Agreement.

9.3                                 Lien Release Prior to Sale of SBA Guaranteed Notes Receivable.  Lender’s security interest in any SBA Guaranteed Note Receivable shall be deemed to be automatically released on any Settlement Date established with respect to such SBA Guaranteed Note Receivable (or other date of settlement established pursuant to any applicable Broker-Dealer Confirmation) concurrently with the receipt by FTA of the purchase price therefor.  Notwithstanding any release of a security interest by Lender under this Section 9.3, Lender shall not release, but rather shall retain without interruption, its security interest in and to the Net Sale Proceeds of such sale.

9.4                                 Fees and Expenses.  Borrower shall reimburse Lender for Lender Expenses.

9.5                                 Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Loan Document.

9.6                                 Waiver by Lender.  Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance.  Any suspension or waiver by Lender of an Event of Default by Borrower under this Agreement or the other Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the other Loan Documents and no Event of Default by Borrower under this Agreement or the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

9.7                                 Successors and Assigns.  All covenants and agreements by or on behalf of Borrower contained in this Agreement or any other Loan Documents shall bind its successors and assigns and shall inure to the benefit of Lender.  Borrower shall not, however, have the right to assign its rights under this Agreement or any interest herein, without the prior written consent of Lender and SBA.

9.8                                 Conflict of Terms.  The other Loan Documents and all Schedules and Exhibits hereto are incorporated in this Agreement by this reference thereto.  Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the other Loan Documents, the provision contained in this Agreement shall govern and control.  Notwithstanding the foregoing, in the event any provision of this Agreement (including all documents incorporated by reference herein) conflicts or is inconsistent with the Multi-Party Agreement, the relevant provisions of the Multi-Party Agreement shall be controlling.

9.9                                 Waivers by Borrower.  Except as otherwise provided herein, Borrower waives, to the extent permitted by applicable law:  (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice of a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; and (c) the benefit of all valuation, appraisement and exemption laws.  Borrower acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

9.10                           Cumulative Rights.  The rights and remedies of Lender under this Agreement and each other Loan Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

9.11                           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN

ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.11(b).

(c)                                  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.12                           Taxes, etc.  Any taxes (excluding income taxes) payable or ruled payable by federal or state authority in respect of the Revolving Loans, this Agreement or the other Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

9.13                           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to Borrower in an amount in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.14                           Titles of Articles and Sections.  All titles or headings to articles and sections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections or other divisions, such other content being controlling as to the agreement between the parties hereto.

9.15                           Authorized Signatures.  Until Lender is notified by Borrower to the contrary in writing as provided by Section 9.1, the signature upon this Agreement or any of the other Loan Documents of an individual designated in Borrower’s incumbency resolutions of even date herewith shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s Board of Directors.

9.16                           Confidentiality.  Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.16, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 9.16, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 9.16 shall survive for two years after the payment in full of the Obligations.  Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment).  The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

9.17                           Acknowledgment of Lender’s other Interests.  Borrower acknowledges that Lender or its Affiliates does now, and may in the future, hold equity interests or other investments in or loans to other entities or businesses that are also in the business of making loans guaranteed by SBA and that may otherwise compete with the business of Borrower, and that certain of Lender’s Affiliates themselves make loans guaranteed by SBA and that may otherwise compete with the business of Borrower.

9.18                           Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

9.19                           Entire Agreement.  This Agreement, the Security Documents, the Multi-Party Agreement, and the other Loan Documents represent the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

9.20                           Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.21                           Patriot Act Notice.  Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the date first above written.

BORROWER:

AMERICAN BUSINESS LENDING, INC.,
a Texas corporation

By:
Charles P. Bell, Jr.
Chief Executive Officer

LENDER:

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company

By:
Laurel Varney Mason
Vice President

SIGNATURE PAGE TO LOAN AGREEMENT

ACKNOWLEDGMENT OF INSTRUMENTS

STATE OF                                                      )

)               SS.

COUNTY OF                                                  )

On                                                       before me, the undersigned notary public in and for said state, personally appeared                                                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                                          (Seal)

ACKNOWLEDGMENT OF INSTRUMENTS

STATE OF                                                      )

)               SS.

COUNTY OF                                                  )

On                                                    before me, the undersigned notary public in and for said state, personally appeared                                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature                                                                                          (Seal)

Schedule 1.1(a)

Net Eligible Non-Guaranteed Notes Receivable

Upon delivery to Lender of a Schedule of Eligible Notes Receivable, Lender shall determine, in its sole discretion, which Non-Guaranteed Notes Receivable, if any, satisfy the following requirements with respect to a Non-Guaranteed Note Receivable and the applicable Note Receivable to which it relates (collectively, in each instance, a “Loan”) and consequently are “Net Eligible Non-Guaranteed Notes Receivable” for purposes of determining the amounts to be advanced pursuant to Section 2.1:

A.                                   All conditions precedent to the effectiveness of the SBA guaranty with respect to the Loan have been met, and either (i) the Loan has been fully disbursed by Borrower to or for the account of the Term Loan Debtor, or (ii) in the event the Loan has been made with respect to any Loan that has not been fully or partially funded, only that portion of such Loan that has actually been funded and disbursed by Borrower to or for the account of the Term Loan Debtor shall be eligible under this paragraph A; provided, that at the discretion of Lender, the disbursement requirements of this paragraph A may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the Term Loan Debtor on the same Business Day as the date of the advance made by Lender;

B.                                     Borrower has perfected its security interests and liens in all underlying collateral for the Loan required to be obtained as a condition of obtaining the SBA guaranty with respect thereto; provided, that at the discretion of Lender, the perfection requirements of this paragraph B may be deemed satisfied if escrow arrangements reasonably acceptable to Lender are in place to insure that all steps necessary for such perfection will be promptly accomplished;

C.                                     The Loan conforms to all requirements of the SBA applicable to the initial approval and guaranty of the SBA;

D.                                    No event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the Loan or any recovery with respect thereto has occurred, and the SBA has not rejected the Loan or the Note Receivable Documents in any respect;

E.                                      Not later than five Business Days after the issuance of the Loan, the subject original SBA 7(a) Loan Notes are in the physical possession of FTA and have been identified to FTA as being pledged to Lender under the Loan Agreement and the Security Agreement;

F.                                      The Loan conforms in all material respects to Borrower’s written credit and underwriting guidelines, copies of which have been previously delivered to Lender;

G.                                     If the outstanding principal amount of any Non-Guaranteed Note Receivable exceeds $500,000, then the excess shall be ineligible;

H.                                    The Non-Guaranteed Note Receivable does not exceed seven and one-half percent (7.5%) of Net Eligible Non-Guaranteed Notes Receivable at such time; provided, that (i) such Non-Guaranteed Note Receivable will be ineligible only to the extent of such excess; and (ii) such concentration limit shall not apply during the Ramp Up Period;

I.                                         The Non-Guaranteed Note Receivable does not cause the portion of Net Eligible Non-Guaranteed Notes Receivable owed by Term Loan Debtors whose business activities fall within a single industry, as defined by the Standard Industrial Classification/NAIC classification

(six-digit NAIC codes) then in effect, to exceed thirty percent (30%) of the total Net Eligible Non-Guaranteed Notes Receivable; provided, that (i) such Non-Guaranteed Note Receivable will be ineligible only to the extent of such excess, and (ii) such concentration limit shall not apply during the Ramp Up Period;

J.                                        The Non-Guaranteed Note Receivable does not cause the portion of Net Eligible Non-Guaranteed Notes Receivable that are not secured by commercial real estate to exceed ten percent (10%) of the total Net Eligible Non-Guaranteed Notes Receivable; provided, that such Non-Guaranteed Note Receivable will be ineligible only to the extent of such excess;

K.                                    The aggregate amount of the Non-Guaranteed Note Receivable and Guaranteed Note Receivable portions of such Loan corresponding to any commercial real estate collateral for such Loan does not exceed Lender’s estimate of the value of such commercial real estate; provided, that such Non-Guaranteed Note Receivable will be ineligible only to the extent of such excess.

L.                                      The Term Loan Debtor is neither the United States of America nor any subdivision, department, or agency thereof, except to the extent that Borrower has delivered to Lender all documents necessary to comply with the Federal Assignment of Claims Act of 1940, as amended from time to time;

M.                                 The Term Loan Debtor is not a state or subdivision, department, or agency thereof, unless Borrower gives prompt notice to Lender of any Notes Receivable with respect to these entities;

N.                                    The Term Loan Debtor is not insolvent or the subject of an Insolvency Proceeding; provided, that such Non-Guaranteed Note Receivable will not be ineligible solely because of this paragraph N if such Term Loan Debtor is continuing to operate its business as a debtor-in-possession under the Bankruptcy Code and all payments under the subject Note Receivable are being paid on a current basis pursuant to authorization of the court in which such Insolvency Proceeding is pending;

O.                                    No payment of interest and principal, or other amount due under the Loan is more than 60 days past due;

P.                                      The Loan is a valid, legally enforceable obligation of the Term Loan Debtor and is not subject to any offset or other defense on the part of such Term Loan Debtor or to any claim on the part of the Term Loan Debtor denying liability;

Q.                                    The subject Note Receivable is subject to no lien or security interest, except for the security interest of Lender, and the Non-Guaranteed Note Receivable portion thereof is not subject to a Non-Guaranteed Participation;

R.                                     The Loan is evidenced by legal documentation in form and substance satisfactory to Lender; provided, that (i) legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust provided by Borrower’s local counsel for use in specific jurisdictions, or other forms of documents previously approved by Lender shall be presumed to be satisfactory to Lender, and (ii) any Loan evidenced by legal documentation that does not satisfy clause (i) above must have been reviewed by Borrower’s legal counsel for legal sufficiency and the perfection of Borrower’s liens in any collateral thereunder, with the written results of such review being satisfactory to Lender;

S.                                      The Loan does not arise out of transactions with an employee, officer, agent, director, stockholder, or Affiliate of Borrower or any Affiliate of any thereof;

T.                                     With respect to the Non-Guaranteed Note Receivable, Borrower has made or reaffirmed the warranties and representations set forth in the Loan Agreement at the time of its most recent request for a Revolving Loan, including the representations and warranties included in the Schedule of Eligible Notes Receivable accompanying such request;

U.                                    The Loan has not been turned over to the SBA or any other Person for servicing or collection; and

V.                                     The Loan and the respective rights of the SBA, Lender, Borrower, and FTA with respect thereto are subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower which Lender, in its sole discretion, deems acceptable.

Notwithstanding any other provision of this Schedule or the Loan Agreement, (1) Lender shall retain the right, in its sole discretion, to establish specific reserves in such amounts as Lender deems necessary for material changes in the expected recovery of the Collateral, and (2) Lender shall retain the right to independently underwrite all SBA 7(a) Loans funded during the Ramp Up Period, and all SBA 7(a) Loans in excess of $1,500,000 funded after the Ramp Up Period, for the purpose of determining whether and to what extent the Non-Guaranteed Note Receivable portion thereof would constitute Net Eligible Non-Guaranteed Notes Receivable hereunder.

Schedule 1.1(b)

Net Eligible SBA Guaranteed Notes Receivable

Upon delivery to Lender of a Schedule of Eligible Notes Receivable, Lender shall determine, in its sole discretion, which SBA Guaranteed Notes Receivable, if any, satisfy the following requirements with respect to a SBA Guaranteed Note Receivable and the applicable Note Receivable to which it relates (collectively, in each instance, a “Loan”) and consequently are “Net Eligible SBA Guaranteed Notes Receivable” for purposes of determining the amounts to be advanced pursuant to Section 2.1:

A.            All conditions precedent to the effectiveness of the SBA guaranty with respect to the Loan have been met, and either (i) the Loan has been fully disbursed by Borrower to or for the account of the Term Loan Debtor, or (ii) in the event the Loan has been made with respect to any Loan that has not been fully or partially funded, only that portion of such Loan that has actually been funded and disbursed by Borrower to or for the account of the Term Loan Debtor shall be eligible under this paragraph A; provided, that at the discretion of Lender, the disbursement requirements of this paragraph A may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the Term Loan Debtor on the same Business Day as the date of the advance made by Lender;

B.            Borrower has perfected its security interests and liens in all underlying collateral for the Loan required to be obtained as a condition of obtaining the SBA guaranty with respect thereto, but the SBA guaranteed portion thereof has not yet been sold by Borrower; provided, that at the discretion of Lender, the perfection requirements of this paragraph B may be deemed satisfied if escrow arrangements reasonably acceptable to Lender are in place to insure that all steps necessary for such perfection will be promptly accomplished;

C.            The Loan conforms to all requirements of the SBA applicable to the initial approval and guaranty of the SBA;

D.            No event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the Loan or any recovery with respect thereto has occurred, and the SBA has not rejected the Loan or the Note Receivable Documents in any respect;

E.             Not later than five Business Days after the issuance of the Loan, the subject original SBA 7(a) Loan Notes are in the physical possession of FTA and have been identified to FTA as being pledged to Lender under the Loan Agreement and the Security Agreement;

F.             The Loan conforms in all material respects to Borrower’s written credit and underwriting guidelines, copies of which have been previously delivered to Lender;

G.            If the outstanding principal amount of any Guaranteed Note Receivable exceeds $2,000,000, then the excess shall be ineligible;

H.            The Term Loan Debtor is neither the United States of America nor any subdivision, department, or agency thereof, except to the extent that Borrower has delivered to Lender all documents necessary to comply with the Federal Assignment of Claims Act of 1940, as amended from time to time;

I.              The Term Loan Debtor is not a state or subdivision, department, or agency thereof, unless Borrower gives prompt notice to Lender of any Notes Receivable with respect to

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these entities;

J.             The Term Loan Debtor is not insolvent or the subject of an insolvency proceeding or a case commenced under the Bankruptcy Code; provided, that such SBA Guaranteed Note Receivable will not be ineligible solely because of this paragraph J if such Term Loan Debtor is continuing to operate its business as a debtor-in-possession under the Bankruptcy Code and all payments under the subject Note Receivable are being paid on a current basis pursuant to authorization of the court in which such Insolvency Proceeding is pending;

K.            The Loan is a valid, legally enforceable obligation of the Term Loan Debtor and is not subject to any offset or other defense on the part of such Term Loan Debtor or to any claim on the part of the Term Loan Debtor denying liability;

L.             The subject Note Receivable is subject to no lien or security interest, except for the security interest of Lender, and the Non-Guaranteed Note Receivable portion thereof is not subject to a Non-Guaranteed Participation;

M.           The Loan is evidenced by legal documentation in form and substance satisfactory to Lender; provided, that (i) legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust provided by Borrower’s local counsel for use in specific jurisdictions, or other forms of documents previously approved by Lender shall be presumed to be satisfactory to Lender, and (ii) any Loan evidenced by legal documentation that does not satisfy clause (i) above must have been reviewed by Borrower’s legal counsel for legal sufficiency and the perfection of Borrower’s liens in any collateral thereunder, with the written results of such review being satisfactory to Lender;

N.            The Loan does not arise out of transactions with an employee, officer, agent, director, stockholder, or Affiliate of Borrower or any Affiliate of any thereof;

O.            With respect to the SBA Guaranteed Note Receivable, Borrower has made or reaffirmed the warranties and representations set forth in the Loan Agreement at the time of its most recent request for a Revolving Loan, including the representations and warranties included in the Schedule of Eligible Notes Receivable accompanying such request;

P.             The Loan has not been turned over to the SBA or any other Person for servicing or collection; and

Q.            The Loan and the respective rights of the SBA, Lender, Borrower, and FTA with respect thereto are subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower which Lender, in its sole discretion, deems acceptable.

Notwithstanding any other provision of this Schedule or the Loan Agreement, Lender shall retain the right, in its sole discretion, to establish specific reserves in such amounts as Lender deems necessary for material changes in the expected recovery of the Collateral.

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Exhibit F

Form of LIBOR Notice

Wells Fargo Foothill, LLC

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California  90404

Ladies and Gentlemen:

Reference hereby is made to that certain Loan Agreement, dated as of December 15, 2006 (the “Loan Agreement”), between American Business Lending, Inc., a Texas corporation (“Borrower”), and Wells Fargo Foothill, LLC, a Delaware limited liability company (“Lender”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $                 (the “LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Lender — USE IF APPLICABLE], commencing on                1, 20       (“LIBOR Rate Effective Date”), which is not less than 3 Business Days after the date of this Notice.

The LIBOR Rate Loan will have an Interest Period of one calendar month, commencing on the first day of the calendar month that is at least three Business Days after the date of this Notice.

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

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Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document or any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

AMERICAN BUSINESS LENDING, INC.,
a Texas corporation

By
Name:
Title:

Acknowledged by:

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company

By: _______________________________
Name: _____________________________
Title: ______________________________

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